EXHIBIT 10.4

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of February 15, 2011

among

KEYSTONE AUTOMOTIVE OPERATIONS, INC.,

KEYSTONE AUTOMOTIVE HOLDINGS, INC.,

CERTAIN SUBSIDIARIES OF KEYSTONE AUTOMOTIVE OPERATIONS, INC.,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Sole Lead Arranger, Sole Lead Bookrunner and Syndication Agent,

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent and Collateral Agent,

$120,000,000 Senior Secured Term Loan Credit Facility

4.10.	No Restricted Junior Payments	66
4.11.	Adverse Proceedings, Etc.	66
4.12.	Payment of Taxes.	66
4.13.	Properties	66
4.14.	Environmental Matters	67
4.15.	No Defaults	67
4.16.	Material Contracts	68
4.17.	Governmental Regulation	68
4.18.	Margin Stock	68
4.19.	Employee Matters	68
4.20.	Employee Benefit Plans	68
4.21.	Certain Fees	69
4.22.	Solvency	69
4.23.	Related Agreements	69
4.24.	Compliance with Statutes, Etc.	69
4.25.	Disclosure	69
4.26.	Reorganization Matters; Secured, Super-Priority Obligations	69
4.27.	PATRIOT Act	70

SECTION 5. AFFIRMATIVE COVENANTS		70
5.1.	Financial Statements and Other Reports	70
5.2.	Existence	74
5.3.	Payment of Taxes and Claims	74
5.4.	Maintenance of Properties	74
5.5.	Insurance	74
5.6.	Books and Records; Inspections	75
5.7.	Lenders Meetings	75
5.8.	Compliance with Laws	75
5.9.	Environmental	75
5.10.	Subsidiaries	76
5.11.	Additional Material Real Estate Assets	77
5.12.	Interest Rate Protection	77
5.13.	Further Assurances	77
5.14.	Miscellaneous Covenants	78
5.15.	Bankruptcy-Related Covenants	78

SECTION 6. NEGATIVE COVENANTS		79
6.1.	Indebtedness	79
6.2.	Liens	81
6.3.	No Further Negative Pledges	83
6.4.	Restricted Junior Payments	83
6.5.	Restrictions on Subsidiary Distributions	85
6.6.	Investments	85
6.7.	Financial Covenants	87
6.8.	Fundamental Changes; Disposition of Assets; Acquisitions	90
6.9.	Disposal of Subsidiary Interests	91
6.10.	Sales and Lease-Backs	91
6.11.	Transactions with Shareholders and Affiliates.	91
6.12.	Conduct of Business	92
6.13.	Permitted Activities of Holdings	92
6.14.	Amendments or Waivers of Organizational Documents and Certain Related Agreements and Other Documents	92

6.15.	Amendments or Waivers with respect to Certain Indebtedness	93
6.16.	Fiscal Year	93

SECTION 7. GUARANTY		93
7.1.	Guaranty of the Obligations	93
7.2.	Contribution by Guarantors	93
7.3.	Payment by Guarantors	94
7.4.	Liability of Guarantors Absolute	94
7.5.	Waivers by Guarantors	96
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc.	96
7.7.	Subordination of Other Obligations	97
7.8.	Continuing Guaranty	97
7.9.	Authority of Guarantors or Borrower	97
7.10.	Financial Condition of Borrower	97
7.11.	Bankruptcy, Etc.	98
7.12.	Discharge of Guaranty Upon Sale of Guarantor	98

SECTION 8. EVENTS OF DEFAULT		99
8.1.	Events of Default	99
8.2.	Borrower’s Right to Cure	103

SECTION 9. AGENTS		103
9.1.	Appointment of Agents.	103
9.2.	Powers and Duties	104
9.3.	General Immunity	104
9.4.	Agents Entitled to Act as Lender	105
9.5.	Lenders’ Representations, Warranties and Acknowledgment	105
9.6.	Right to Indemnity	106
9.7.	Successor Administrative Agent, Collateral Agent and Lender.	106
9.8.	Collateral Documents and Guaranty	108
9.9.	Withholding Taxes	109

SECTION 10. MISCELLANEOUS		109
10.1.	Notices	109
10.2.	Expenses	111
10.3.	Indemnity	112
10.4.	Set-Off	113
10.5.	Amendments and Waivers	113
10.6.	Successors and Assigns; Participations	115
10.7.	Independence of Covenants	118
10.8.	Survival of Representations, Warranties and Agreements	118
10.9.	No Waiver; Remedies Cumulative	118
10.10.	Marshalling; Payments Set Aside	119
10.11.	Severability	119
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	119
10.13.	Headings	119
10.14.	APPLICABLE LAW	119
10.15.	CONSENT TO JURISDICTION	119
10.16.	WAIVER OF JURY TRIAL	120
10.17.	Confidentiality	121

10.18.	Usury Savings Clause	121
10.19.	Counterparts	122
10.20.	Effectiveness; Entire Agreement	122
10.21.	PATRIOT Act	122
10.22.	Electronic Execution of Assignments	122
10.23.	No Fiduciary Duty	122
10.24.	Parties Including Trustees; Bankruptcy Court Proceedings	123

v

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.2(a)	Permitted Waiver Amount
	3.2(f)	Funding Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.13	Real Estate Assets
	4.14	Environmental Matters
	4.16	Material Contracts
	6.1	Certain Indebtedness
	6.1(n)	Senior Subordinated Notes Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.8	Licensing and Leasing Arrangements
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D-1	Closing Date Opinions of Counsel
	D-2	Funding Date Opinions
	E	Assignment Agreement
	F	Certificate re Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Form of Holdings Subordination Provisions
	L	Intercompany Note
	M	Intercreditor Agreement
	N	Assignment and Acceptance
	O	Form of Interim Approval Order

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of February 15, 2011, is entered into by and among KEYSTONE AUTOMOTIVE OPERATIONS, INC., a Pennsylvania corporation, as Borrower and, if the Chapter 11 Cases have commenced, as debtor-in-possession and, upon the Plan Effective Date, as reorganized debtor (the “Borrower”), KEYSTONE AUTOMOTIVE HOLDINGS, INC., a Delaware corporation, and, if the Chapter 11 Cases have commenced, as debtor-in-possession and, upon the Plan Effective Date, as reorganized debtor (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as Syndication Agent (in such capacity, “Syndication Agent”), and GOLDMAN SACHS, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Borrower intends to commence an exchange offer with respect to the Senior Subordinated Notes (as defined below) in order to consummate a recapitalization of Holdings and its Subsidiaries in accordance with the terms and subject to the conditions set forth in the Exchange Offering Memorandum (defined below) (the “Exchange Offer”);

WHEREAS, if Borrower fails to obtain the requisite consent to consummate the Exchange Offer, Holdings, Borrower and certain of Borrower’s Subsidiaries (collectively, the “Debtors”) intend to commence Chapter 11 Cases (each, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization (the date of such filings, the “Petition Date”) under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and with respect to the Debtors’ Canadian operations, ancillary insolvency recognition proceedings, and the Debtors will continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code during the pendency of the Chapter 11 Cases;

WHEREAS, on the date on which the Exchange Offer is consummated or the Plan Effective Date, as applicable (either such date, the “Funding Date”), Lenders have agreed to extend a term loan credit facility to Borrower, in an aggregate principal amount not to exceed $120,000,000, the proceeds of which will be used (i) to fund, together with cash on hand and proceeds of the Rights Offering (as defined below), the repayment of all of the Existing Term Loan Indebtedness (as defined below) other than the Backstop First Lien Indebtedness (as defined below) and (ii) to pay interest, fees and expenses under or in connection with the foregoing, including professionals’ fees and expenses;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on the Term Loan Priority Collateral (as defined below) (including a pledge of all of the Equity Interests of each of its direct Domestic Subsidiaries and 65% of all the voting Equity Interests (and 100% of the non-voting Equity Interests) of each of its direct Foreign Subsidiaries) and a Second Priority Lien on the Replacement Revolving Priority Collateral (as defined below); and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on the Term Loan Priority Collateral (including a pledge of all of the Equity Interests of each of their respective direct Domestic Subsidiaries (including Borrower) and 65% of all the voting Equity Interests (and 100% of the non-voting Equity Interests) of each of their respective direct Foreign Subsidiaries) and a Second Priority Lien on the Replacement Revolving Priority Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness; provided that (i) the amount of “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business that shall be included in the definition of Acquisition Consideration shall equal the amount that the Borrower determines in good faith at the time of such Permitted Acquisition is Borrower’s anticipated liability in respect thereof and (ii) Acquisition Consideration shall exclude usual and customary working capital adjustments (as determined in good faith by the Borrower).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GS Lending Partners or an Affiliate thereof for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.75% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (a) Administrative Agent, (b) Syndication Agent, (c) Collateral Agent, and (d) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including, without limitation, any auction manager.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of February 15, 2011, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (i) with respect to Eurodollar Rate Loans, 8.00% per annum and (ii) with respect to Base Rate Loans, 7.00% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approval Motion” as defined in Section 5.15(a).

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arranger” means Goldman Sachs, in its capacity as sole lead arranger under the Engagement Letter.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than (i) conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses of rolling stock (in an aggregate amount not to exceed $3,000,000 during any Fiscal Year) and inventory (or other assets) in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses out of other assets for aggregate consideration of less than $375,000 with respect to any transaction or series of related transactions and less than $1,500,000 in the aggregate during any Fiscal Year, (iii) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, (iv) the disposition of Cash and Cash Equivalents in the ordinary course of business, (v) conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses by a Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor, and (vi) the abandonment of Intellectual Property that is no longer material to the conduct of the business of Holdings and any of its Subsidiaries taken as a whole.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as if such lease were accounted for as a capital lease.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Officer.

“Backstop Agreement” means the Backstop Stock Purchase Agreement, dated as of January 10, 2011, among the Debtors, Sphere Capital, LLC – Series A and Cetus Capital, LLC.

“Backstop First Lien Indebtedness” means the Indebtedness under the Existing Term Loan Agreement owing to the Backstop Parties, the approximate principal amount of which is $21,000,000.

“Backstop Parties” means Sphere Capital LLC – Series A and Cetus Capital.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” as defined in the recitals hereto.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 2.75% per annum. On any day that Base Rate Loans are outstanding, in no event shall the Base Rate be less than the sum of (i) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (ii) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent thereof) maturing within six months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $2,500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Chapter 11 Case” and “Chapter 11 Cases” as defined in the recitals hereto.

“Change of Control” means, (i) at any time prior to consummation of a Qualified IPO, the Permitted Holders shall cease, directly or indirectly, to beneficially own and control more than 50% on a fully diluted basis of the economic and/or voting interests in the Equity Interests of Holdings; (ii) at any time on or after consummation of a Qualified IPO any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Holders (a)(x) shall have acquired direct or indirect beneficial ownership or control of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Holdings (unless Permitted Holders shall beneficially own or control, directly or indirectly, at such time at least 50.1% on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Holdings) or (y) shall have acquired direct or indirect beneficial ownership or control of voting and/or economic interests in the Equity Interests of the Borrower in excess of those interests owned and controlled by the Permitted Holders at any time or (b) shall have obtained the power (whether or not exercised), directly or indirectly, to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (v) any “change of control” or similar event under the Replacement Revolving Credit Facility shall occur. For avoidance of doubt, no Change of Control shall be deemed to have occurred solely by virtue of the consummation of the transactions contemplated by the Restructuring to occur on the Funding Date or any change of the composition of the board of directors (or similar governing body) resulting from the change in ownership contemplated by the Restructuring and any such directors shall be deemed to have been directors on the Closing Date for purposes of this definition.

“Closing Date” means the date on which this Agreement becomes effective.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Intercreditor Agreement, the Mortgages, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Term Loan Commitment.

“Committees” means collectively, (a) the Unsecured Creditors Committee and (b) any other statutory committee appointed in the Chapter 11 Cases, and each of such Committees shall be referred to herein as a “Committee”.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confirmation Order” as defined in Section 3.2(a)(i)(B).

“Consolidated Adjusted EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expenses and, to the extent not reflected in Consolidated Interest Expense, interest, premium payments, amortization and write-off of debt discount and debt issuance costs and commissions, discounts and other charges and related fees and expenses in connection with borrowed money and costs and expenses under Interest Rate Agreements or Currency Agreements for such period, (ii) the provision for federal, state, local and foreign income or other similar taxes (including franchise taxes) of Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) management fees and reimbursement of expenses accrued or paid in accordance with Section 6.4(c), (v) any non-capitalized transactions costs, fees and expenses incurred with respect to any Permitted Acquisition or other permitted Investment (or with respect to any prospective Permitted Acquisition or Investment which is not consummated), and any one-time payments made in connection with any Permitted Acquisition or other permitted Investment, so long as such one-time payments are contemplated to be made at the time of consummation of such Permitted Acquisition or Investment and, in the case of a Permitted Acquisition to which the requirements of clause (v) of the definition of “Permitted Acquisition” are applicable, are set forth in the Compliance Certificate required to be delivered in connection with such Permitted Acquisition pursuant to clause (v) of the definition of “Permitted Acquisition”, in the case of each such Permitted Acquisition or permitted Investment, in an aggregate amount not to exceed $3,000,000, (vi) any

Restructuring Transaction Costs in an aggregate amount not to exceed $20,000,000, (vii)(A) any non-acquisition related expenses consisting of professional fees and expenses, severance expenses, relocation expenses and/or recruiting expenses in the aggregate for any four Fiscal Quarter period, (B) the aggregate restructuring costs, fees and expenses incurred after the Funding Date (including costs, fees and expenses incurred in connection with the Restructuring and/or the effectiveness of the Restructuring and/or the financings expressly contemplated by the applicable Restructuring Documentation) (solely to the extent incurred after the Funding Date), and (C) unusual or non-recurring expenses and losses, in an aggregate amount for the foregoing clauses (A), (B) and (C) not to exceed $2,500,000 for any four Fiscal Quarter period, (viii) any non-cash charges (including deferred financing fees, write downs or write offs of assets, and impairment of goodwill) to the extent they will not result in a cash charge in any future period and any interest payable in kind, and (ix) any extraordinary items (including losses), minus (b) without duplication, to the extent included in calculating such Consolidated Net Income, any extraordinary items (including gains). Notwithstanding the foregoing, for purposes of calculating Consolidated Adjusted EBITDA for any fiscal month that ends prior to the Funding Date (before giving effect to any pro forma adjustments for Permitted Acquisitions and Asset Sales pursuant to Section 6.7(d)), Consolidated Adjusted EBITDA for each such fiscal month set forth below shall be deemed to be the amount set forth opposite such fiscal month:

Fiscal Month	Consolidated Adjusted EBITDA

January, 2010	($500,000)
February, 2010	$700,000
March, 2010	$6,700,000
April, 2010	$4,300,000
May, 2010	$3,200,000
June, 2010	$6,300,000
July, 2010	$2,500,000
August, 2010	$2,300,000
September, 2010	$4,200,000
October, 2010	$1,200,000
November, 2010	$800,000

“Consolidated Capital Expenditures” means, for any period, the aggregate of (a) all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries and (b) any Synthetic Lease Obligations incurred by Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for assets, to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.14(a), (ii) which constitute a Permitted Acquisition permitted under Section 6.8, (iii) a leasehold improvement paid for by a Credit Party on premises leased by such Credit Party, but only to the extent such Credit Party has been reimbursed by the landlord under such leasehold within 60 days of the incurrence of such expenditure or (iv) exchanges and trade-ins of equipment, in each case to the extent otherwise included in “Consolidated Capital Expenditures” for such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt, Capital Leases and loans under the Replacement Revolving Credit Facility.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of the aggregate principal amount of all scheduled repayments of Indebtedness for borrowed money (excluding repayments of the Loans and outstanding loans under the Revolving Credit Facility except to the extent the commitments thereunder are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), together with the aggregate amount of any premiums, make-whole payments or penalties paid in cash and required to be made in connection with any prepayment of Indebtedness (and not otherwise deducted in the computation of Consolidated Net Income), plus (b) the amounts for such period paid from Internally Generated Cash of Consolidated Capital Expenditures plus, (c) the amounts for such period of scheduled repayments of the Loans to the extent paid from Internally Generated Cash, mandatory prepayments of the Loans (to the extent that the event giving rise to such mandatory prepayment increased Consolidated Net Income) plus, (d) other non-Cash gains or credits increasing Consolidated Net Income for such period (excluding any such non-Cash gain or credit to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (e) Investments permitted under Section 6.6(n) and Permitted Acquisitions permitted under Section 6.8(f) in an aggregate amount not to exceed $1,250,000 in any Fiscal Year, plus (f) the amount of income taxes (including penalties and interest) paid in cash in such period, plus (g) the lesser of (I) the amount of management or similar fees paid during such period pursuant to Section 6.4(c) and (II) $1,000,000, plus (h) expense reimbursements paid under the management agreements permitted under this Agreement. As used in this clause (ii), “scheduled repayment of Indebtedness” does not include mandatory prepayments or voluntary prepayments.

“Consolidated Interest Expense” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (i) all cash interest, premium payments, debt discount, charges and related fees and expenses of Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expense for any period that includes a Fiscal Quarter (or portion thereof) prior to the Funding Date (other than as a component of Consolidated Adjusted EBITDA), Consolidated Interest Expense shall be calculated from the period from the Funding Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries for such period determined in accordance with GAAP but excluding in any event (a) after-tax extraordinary gains or extraordinary losses; (b) after-tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment or conversion of any Indebtedness or Equity Interest, of Borrower or any of its Subsidiaries or (ii) any sales of assets (other than inventory in the ordinary course of business); (c) net earnings or loss of any other Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by Borrower or such Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the time of determination permitted without approval under applicable law or under such Subsidiary’s organizational documents or any agreement or instrument applicable to such Subsidiary or its stockholders; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write-up or write-down of assets; and (g) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or any of its Subsidiaries or is merged into or consolidated with Borrower or any of its Subsidiaries or such Person’s assets are acquired by Borrower or such Subsidiary. In addition, Consolidated Net Income shall be calculated without giving effect to (i) any write-off of deferred financing costs incurred as a result of the refinancing of Indebtedness, (ii) purchase accounting or similar adjustments required or permitted by GAAP, in connection with the Restructuring or any Permitted Acquisitions or other permitted Investments, and adjustments resulting from the adoption of fresh-start accounting principles and other non-cash adjustments arising out of the Restructuring and the effectiveness thereof, (iii) any gain or loss recognized in determining consolidated net income (or net loss) for such period in respect of pension and other post-retirement benefits and (iv) any gain or loss recognized in determining consolidated net income (or loss) for such period in respect of pension assets.

“Consolidated Total Debt” means, as at any date of determination, the sum, without duplication, of all Funded Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis.

“Consolidated Working Capital” means, as at any date of determination, at any date, (a) Consolidated Current Assets as of such date, minus (b) Consolidated Current Liabilities as of such date. Consolidated Working Capital at any date may be a positive or negative number. Consolidated Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative. In determining Consolidated Working Capital for Fiscal Year 2011, (i) an amount equal to the aggregate amount of non-cash tax attributes of the Borrower and its Subsidiaries that are reduced pursuant to the Restructuring shall be excluded from Consolidated Current Assets, and (ii) an amount equal to the aggregate amount of non-cash tax liabilities of the Borrower and its Subsidiaries that are discharged pursuant to the Restructuring shall be excluded from Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan.

“Credit Party” means Borrower and each Guarantor from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Debtors” as defined in the recitals hereto.

“Default” means a condition or event that, after notice or lapse of grace period or cure period or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Funds Defaulting Lender, (i) in the case of a failure to fund a Loan, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans actually funded by such Funds Defaulting Lender and (ii) in the case of a failure to fund its Pro Rata Share of any payment under Section 9.6, such Lender’s Pro Rata Share with respect to such participation or payment.

“Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender became a Funds Defaulting Lender and ending on the earliest of: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any of its Defaulted Loans or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and/or such Defaulting Lender shall have paid all amounts required to be paid by it under Section 9.6, as the case may be, and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.

“Defaulted Loan” means any Loan not made by any Lender when required hereunder.

“Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.

“Delayed Draw Termination Date” means the date prior to the funding of the Term Loans that is the earliest to occur of the following: (a) the 6 month anniversary of the Closing Date, (b) the date that the Borrower notifies the Administrative Agent in writing that the conditions in Section 3.2 shall not be met or that it otherwise elects to terminate this Agreement, (c) if the Chapter 11 Cases have commenced, the date that is 10 days following the Petition Date if the Bankruptcy Court has not entered the Interim Approval Order or prior to such date, (d) if the Chapter 11 Cases have commenced, the date that is 45 days following the Petition Date if the Bankruptcy Court has not entered the Final Approval Order on or prior to such date, (e) if the Chapter 11 Cases have commenced, the date on which the Bankruptcy Court denies entry of the Interim Approval Order or the Final Approval Order (and for avoidance of doubt, for purposes of this clause (e), any adjournment by the Bankruptcy Court of the hearing on Borrower’s motion for the entry of the Interim Approval Order or the Final Approval Order to a subsequent date shall not in and of itself be deemed to constitute a denial of the entry of the Interim Approval Order or Final Approval Order), (f) if the Chapter 11 Cases have commenced, the date on which the Interim Approval Order, once entered by the Bankruptcy Court (and prior to entry of the Final Approval Order), shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Arranger, the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed or vacated, in the case of any modification or amendment that is adverse to the Lenders (as determined in good faith by the Administrative Agent), without the prior written consent of Administrative Agent and Requisite Lenders, (g) if the Chapter 11 Cases have commenced, the date on which the Final Approval Order, once entered by the Bankruptcy Court, shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Arranger, the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed or vacated, in the case of any modification or amendment that is adverse to the Lenders (as determined in good faith by the Administrative Agent), without the prior written consent of Administrative Agent and Requisite Lenders, (h) the date on which the Borrower notifies the Administrative Agent in writing that both the transactions contemplated by the Exchange Offer Documentation and the Plan of Reorganization are abandoned or (i) the date on which the Administrative Agent, at the direction of the Requisite Lenders, has, based upon the occurrence of any Event of Default, declared all Obligations due and immediately payable pursuant to Section 8.1 and delivered a notice of termination of this Agreement.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of any optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than Unasserted Obligations) and the termination of the Commitments.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, (a) no Credit Party may be an Eligible Assignee except pursuant to Section 2.13(b) and (b) no Affiliates of Holdings in the aggregate may hold more than 20% of the aggregate principal amount of Term Loans outstanding at any time.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan or Pension Plan, which is sponsored, maintained or contributed to by Holdings or any of its Subsidiaries.

“Engagement Letter” means that certain Engagement Letter, dated as of November 23, 2010, between the Borrower and Goldman Sachs.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to occupational health and safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules having the force and effect of law, regulations, judgments, Governmental Authorizations, or any other requirements having the force and effect of law of Governmental Authorities relating to (i) the protection or restoration of the environment, including the indoor and outdoor air, surface and groundwater, and land and subsurface strata; (ii) any Hazardous Materials Activity; (iii) the presence, generation, use, storage, transportation or disposal of Hazardous Materials; or (iv) occupational safety and health, industrial hygiene as applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4024 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any withdrawal liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (viii) the provision of security under Section 436(f) of the Internal Revenue Code by Holdings or any of its Subsidiaries on the assets of Holdings or any of its Subsidiaries.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Offer” as defined in the recitals hereto.

“Exchange Offer Documentation” means the Exchange Offering Memorandum and all material documents, instruments, certificates or other agreements executed and or delivered in connection with the Exchange Offer and the transactions contemplated thereby.

“Exchange Offering Memorandum” means that certain Offering Memorandum and Disclosure Statement soliciting the consent of the holders of the Senior Subordinated Notes.

“Excluded Information” as defined in Section 2.13(b)(v).

“Existing Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of January 12, 2007, among the Borrower, Holdings, the lenders party thereto, and Bank of America, N.A., as administrative agent, collateral agent, issuing bank and swingline lender, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Revolving Credit Facility” means the revolving credit facility provided under the Existing Revolving Credit Agreement.

“Existing Term Loan Agreement” means that certain Term Credit Agreement, dated as of January 12, 2007, among Borrower, the Agent (as defined thereunder) and the financial institutions signatory thereto as Lenders, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Term Loan Indebtedness” means the Indebtedness and other obligations under the Existing Term Loan Agreement, the approximate principal amount of which is $186,700,000 plus interest and fees outstanding under the Existing Term Loan Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (effective as of the date hereof) and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal

Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of November 17, 2010, between Borrower and Goldman Sachs.

“Final Approval Order” as defined in Section 3.2(a)(i).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, chief executive officer, or other responsible officer serving in a similar capacity of Borrower (a “Financial Officer”) that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document that (except as otherwise permitted by the Collateral Documents), (i) with respect to all Collateral other than the Replacement Revolving Priority Collateral, such Lien is senior to all other Liens (other than Liens permitted under Sections 6.2(b), (c), (d), (e), (g), (h), (i), (j), (l) and (m)), and such Collateral is not subject to any junior Liens other than Permitted Liens, and (ii) with respect to the Replacement Revolving Priority Collateral, such Lien is junior only to the Liens of the secured parties under such Revolving Credit Facility, but only to the extent and on the terms set forth in the Intercreditor Agreement, and the Liens permitted under Sections 6.2(b), (c), (d), (e), (g), (h), (i), (j), (l) and (m), and is senior to all other Liens and such Collateral is not subject to any junior Liens other than Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the Saturday closest to December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Indebtedness” of any Person means (a) the outstanding principal amount of all obligations of such Person, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (but in any case excluding obligations in respect of undrawn letters of credit and trade and other accounts payable not more than 90 days past due and customer deposits), (b) all purchase money Indebtedness of such Person, (c) all direct obligations of such Person consisting of owed and unpaid reimbursement obligations with respect to letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade and other accounts payable, customer deposits and other accrued liabilities, in each case, in the ordinary course of business), (e) Attributable Indebtedness of such Person in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees of such Person with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than such Person or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or any Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse (other than recourse for usual and customary “bad boy” acts) to such Person or such Subsidiary; provided that “Funded Indebtedness” shall not include any earnouts or other amounts constituting the payment of deferred purchase price with respect to any Permitted Acquisition permitted pursuant to Section 6.6(g) or an Investment permitted hereunder and the amount of which is based on, or calculated by reference to, bona fide financial or other operating performance, unless and until such earnouts or other amounts would be reflected as a liability on the balance sheet of such Person in accordance with GAAP if such balance sheet were prepared at such time.

“Funding Date” as defined in the recitals hereto.

“Funding Date Mortgaged Property” as defined in Section 3.2(f)(i).

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“Funds Defaulting Lender” means any Lender who has failed to pay to Administrative Agent or any other Lender any amount due under any Credit Document within five Business Days of the date due, unless such amount is the subject of a good faith dispute.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than Borrower), including, if the Chapter 11 Cases have commenced, as debtor-in-possession and, upon the Plan Effective Date, as reorganized debtor.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance which is regulated by any Governmental Authority under any Environmental Law, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the environment because of its dangerous or deleterious properties or characteristics.

“Hazardous Materials Activity” means any past or present activity, event or occurrence involving any Hazardous Materials, including the presence, use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for the three Fiscal Years ended at least 90 days prior to the Closing Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Borrower and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements described in clause (i) and at least 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), accompanied by a Financial Officer Certification with respect thereto.

“Holdings” as defined in the preamble hereto.

“Holdings Administrative Advances” means any unsecured loans or advances made by the Borrower to Holdings so long as the proceeds thereof are used for general administrative cost and expenses incurred by Holdings.

“Holdings Merger” means the merger (on or prior to the Funding Date) of Holdings into a shell entity having de minimis assets and liabilities as contemplated by the Exchange Offering Memorandum, the consideration paid to shareholders of Holdings pursuant to which shall not exceed $100,000; provided that (i) following the Holdings Merger, the surviving Person shall be Keystone Automotive Holdings, Inc., (ii) the Person merging with and into Holdings shall be Solvent and shall be organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) the Person merging with and into Holdings shall have no other Indebtedness or any Liens upon any of its property or assets, in each case immediately prior to giving effect to the Holdings Merger and (iv) the Person merging with and into Holdings shall not have engaged in any business or activity or owned any assets (other than de minimus assets) at any time prior to giving effect to the Holdings Merger, other than performing activities incidental to the consummation of the Holdings Merger.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP and Synthetic Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (but in any case excluding trade and other accounts payable in the ordinary course of business and not more than 90 days past due and customer deposits in the ordinary course of business) and (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (but in any case excluding trade and other accounts payable in the ordinary course of business and not more than 90 days past due and customer deposits in the ordinary course of business); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee of Indebtedness of another that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another constituting Indebtedness through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall (x) obligations under any derivative transaction, Interest Rate Agreement or Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations are payment obligations that relate to a derivatives transaction, Interest Rate Agreement or Currency Agreement which has been terminated and (y) operating leases (other than Attributable Indebtedness with respect to Sale Leaseback transactions), customary obligations under employment agreements and deferred compensation constitute Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Engagement Letter (and any related fee letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Insolvency Defaulting Lender” means any Lender who (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof.

“Installment” as defined in Section 2.12.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit L evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means an intercreditor agreement entered into by the Collateral Agent and the Replacement Revolving Credit Facility Agent in connection with the Replacement Revolving Credit Facility, substantially in the form attached hereto as Exhibit M or otherwise in form and substance reasonably satisfactory to the Requisite Lenders, the applicable Credit Parties party to the Replacement Revolving Credit Facility and the Replacement Revolving Credit Facility Agent, as such agreement may be amended, supplemented, modified, restated, renewed or replaced (whether upon or after termination or otherwise) in whole or in part from time to time in accordance with the terms set forth therein.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (ii) Consolidated Interest Expense to the extent paid in cash (or accrued and payable on a current basis in cash) for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Funding Date, and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, in each case as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Funding Date or on the Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to the Term Loans shall be selected if such Interest Period would extend beyond the Term Loan Maturity Date as determined at the time such Interest Period is selected.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Approval Order” as defined in Section 5.15(a).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any Cash of Holdings or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any Cash that constitutes proceeds of an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means, after the Funding Date, each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Funding Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be); it being understood and agreed, however, that any such Person shall, prior to the consummation of each transaction under any such Hedge Agreement, notify the Collateral Agent in writing of its status as a Lender Counterparty.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Licensed Intellectual Property” means any interest of any Credit Party as licensee or sublicensee under any license of intellectual property, other than any such interest that has been designated from time to time by Collateral Agent as not being required to be included in the Collateral or that would otherwise be excluded from the Collateral under the terms of the Pledge and Security Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan.

“Management Agreement” means the corporate advisory services agreement by and among the Borrower and Platinum Equity Advisors, LLC, a Delaware limited liability company (or any of its Affiliates), as it may be amended or modified from time to time; provided that such agreement shall be in form and substance reasonably acceptable to Administrative Agent.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole (other than the Restructuring, those events, effects or developments typically resulting from the Restructuring, the announcement of the filing of the Chapter 11 Cases, if the Chapter 11 Cases have commenced, those events, effects or developments typically resulting from the emergence from the Chapter 11 Cases or the effectiveness of the Exchange Offer, or any other events disclosed in Holdings’ filings with the SEC prior to or on the Closing Date); (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations (subject, if the Chapter 11 Cases have commenced, to the Interim Approval Order or the Final Approval Order, whichever is then in effect); (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party (subject, if the Chapter 11 Cases have commenced, to the Interim Approval Order or the Final Approval Order, whichever is then in effect); or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document (subject, if the Chapter 11 Cases have commenced, to the Interim Approval Order or the Final Approval Order, whichever is then in effect).

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate base rental payments (exclusive of inflation adjustments and ignoring possible renewals, all as determined in good faith by the Borrower) under the term of the lease are less than $1,250,000 per annum.

“Minimum Liquidity” as defined in Section 3.2(s).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Holdings, any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to contribute.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale (other than conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses of assets permitted pursuant to any of Sections 6.8(a), (d), (h), and, to the extent included in calculating Consolidated Net Income, sub-clause (ii) of Section 6.8(i), an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable received as consideration for the relevant Asset Sale, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds received on such date.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Core Dispositions” means any conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses of non-core assets (including real estate) acquired in a Permitted Acquisition and constituting not more than 10% of the fair market value of the assets acquired pursuant to such Permitted Acquisition.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a Term Loan Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arranger, Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees (including the fees and call premium payable pursuant to Section 2.11), expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Parent Holding Company Formation Transaction” means a transaction, including a merger and share exchange, through which Holdings becomes a directly wholly owned subsidiary of Parent Holding Company without the payment of any cash consideration to the holders of capital stock of Holdings.

“Participant Register” as defined in Section 10.6(g).

“PATRIOT Act” as defined in Section 3.1(k).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is maintained, sponsored or contributed to by Holdings or any of its Subsidiaries or any of their ERISA Affiliates.

“Permitted Acquisition” means any acquisition by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed

Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a Guarantor Subsidiary thereof, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.7(d));

(v) solely in the case of any such acquisition in respect of which the Acquisition Consideration exceeds $1,000,000 (or, with respect to any acquisition after more than five (5) Permitted Acquisitions have been consummated), Borrower shall have delivered to Administrative Agent: (A) at least 15 Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above and (ii) all other financial information with respect to such acquired assets relevant to calculate the aggregate consideration for such acquired assets and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent), in each case in substantially final form, and (ii) to the extent provided to Borrower or such Subsidiary, financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period most recently ended at least 45 days prior to such proposed Permitted Acquisition, including any audited financial statements that have been delivered to the Borrower or such Subsidiary;

(vi) with respect to the acquisition of a Person that is a public company or the assets or division of a Person that is a public company, the acquisition shall have been approved by the board of directors or other governing body or controlling Person of such Person acquired or the Person from whom such assets or division is acquired;

(vii) any Person or assets or division as acquired in accordance herewith shall be in a business or lines of business permitted pursuant to Section 6.12; and

(viii) the aggregate consideration paid in connection with all such acquisitions shall not exceed $100,000,000.

“Permitted Additional Equity” means the Cash proceeds received by Holdings from capital contributions to, or issuances of Equity Interests (other than Disqualified Equity Interests) by, Holdings following the Funding Date, net of income taxes payable as a result of any gain recognized in connection therewith, underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Permitted Acquisition Consideration” means, in respect of any Permitted Acquisition at any time, the aggregate amount of (i) Permitted Additional Equity that is contributed into Holdings (and that Holdings substantially contemporaneously contributes to Borrower) and is issued in contemplation of funding such Permitted Acquisition and has not previously been utilized to fund a Permitted Acquisition or an Investment permitted pursuant to Section 6.6, (ii) Equity Interests (other than Disqualified Equity Interests) that are issued to the seller of the assets or Equity Interests subject to such Permitted Acquisition, (iii) net cash proceeds from Retail Facilities Dispositions and Non-Core Dispositions and proceeds from Asset Sales and condemnation or eminent domain proceedings that have not been applied to prepay the Loans pursuant to Section 2.14(a) and have not previously been utilized to fund a Permitted Acquisition or an Investment permitted pursuant to Section 6.6, (iv) proceeds of Indebtedness incurred pursuant to Section 6.1(j), Section 6.1(k), Section 6.1(l), Section 6.1(m) or Section 6.1(o) and has not previously been utilized to fund a Permitted Acquisition or an Investment permitted pursuant to Section 6.6, and (v) Consolidated Excess Cash Flow (determined without giving effect to clause (ii)(e) of the definition thereof) that has not been (A) applied pursuant to Section 2.14(e) to prepay the Loans (provided that, (x) with respect to Consolidated Excess Cash Flow for the immediately preceding Fiscal Year, the amount of Consolidated Excess Cash Flow for such immediately preceding Fiscal Year shall only be included in such calculation after any prepayment required pursuant to Section 2.14(e) with respect to such Consolidated Excess Cash Flow for such immediately preceding Fiscal Year has been made and (y) the aggregate amount of Consolidated Excess Cash Flow for purposes of this clause (v) shall be reduced by an amount equal to the aggregate principal amount of voluntary prepayments of the Loans to the extent that, in determining the principal amount of the Loans required to be prepaid pursuant to Section 2.14(e), such prepayments were applied to reduce such amount in accordance with Section 2.14(e)) or (B) used to fund a Term Loan repurchase pursuant to Section 2.13(b); provided that, in the case of a Permitted Acquisition funded by amounts described in clause (iii) or clause (iv), after giving effect to the funding and payment of the Acquisition Consideration (and, for purposes of clause (A) below, the cash portion paid of such Acquisition Consideration) for such Permitted Acquisition on the date of consummation thereof, on a pro-forma basis, (A) Minimum Liquidity equals or exceeds $25,000,000 and (B) Holdings’ Leverage Ratio as of the end of the most recently ended four Fiscal Quarter period for which financial statements are required to have been delivered pursuant to Section 5.1 does not exceed 3.75:1.00.

“Permitted Holders” means the Backstop Parties and their respective Controlled Investment Affiliates.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Waiver” as defined in Section 3.2(a)(ii)(A).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” as defined in the recitals hereto.

“Plan Effective Date” means the date on which the Plan of Reorganization becomes effective and has been substantially consummated.

“Plan of Reorganization” means a plan of reorganization, which plan of reorganization, together with all exhibits, schedules, annexes, supplements and other attachments thereto, shall be consistent with terms and conditions of this Agreement and the Restructuring Support Agreement and shall be as received pursuant to Section 3.1(d) and not modified to contain any other terms or conditions that are inconsistent with such terms and conditions of this Agreement and the Restructuring Support Agreement and materially adverse to the rights and interests of the Administrative Agent, the Arranger and the Lenders, as determined in good faith by the Arranger (as such plan of reorganization shall be amended, modified or supplemented from time to time or any of the terms or conditions thereof waived (with the prior written consent of the Administrative Agent and the Requisite Lenders, solely with respect to any amendment, modification, supplement or waiver that is materially adverse to the rights and interests of the Administrative Agent, the Arranger and the Lenders, as determined in good faith by the Administrative Agent)).

“Platform” as defined in Section 5.1(p).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Post Petition” means the time period beginning immediately upon the commencement of the Chapter 11 Cases.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities.

“Qualified IPO” means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form)) of the common equity of Holdings or any Parent Holding Company (or a corporate successor of any of the foregoing) (i) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering) and (ii) resulting in gross proceeds received by Holdings of at least $25,000,000.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Agreements” means, collectively, the Replacement Revolving Credit Facility Documents, the definitive principal agreements and instruments executed and delivered or issued pursuant to or in connection with the Rights Offering and the Exchange Offer Documentation (including all definitive principal agreements and instruments necessary to effect the Restructuring).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Replacement Revolving Credit Facility Agent” means any collateral agent or similar representative of the secured parties under any Replacement Revolving Credit Facility.

“Replacement Revolving Credit Agreement” means the definitive credit agreement entered into in connection with the Replacement Revolving Credit Facility.

“Replacement Revolving Credit Facility” means an asset-based revolving credit facility (including letters of credit and reimbursement obligations with respect thereto and any Interest Rate Agreements or Currency Agreements secured thereunder) incurred by Borrower or any Guarantor secured by Replacement Revolving Credit Facility Liens that are permitted to be incurred hereunder; provided, that on or before the date on which such Indebtedness is incurred:

(a) such Indebtedness is designated by Borrower, in a certificate of an Authorized Officer delivered to the Collateral Agent, as a “Replacement Revolving Credit Facility”; and

(b) the collateral agent or other representative with respect to such Indebtedness, Borrower and each applicable Guarantor, has duly executed and delivered the Intercreditor Agreement.

“Replacement Revolving Credit Facility Documents” means the definitive loan documentation governing the Replacement Revolving Credit Facility.

“Replacement Revolving Credit Facility Liens” means Liens granted to the Replacement Revolving Credit Facility Agent under the Replacement Revolving Credit Facility Documents, at any time, upon (i) Replacement Revolving Priority Collateral of Borrower or any Guarantor and (ii) Collateral other than Replacement Revolving Priority Collateral, which Liens in the case of this clause (ii) are junior in priority to the Liens on such Collateral purported to be granted pursuant to the Collateral Documents to the Collateral Agent.

“Replacement Revolving Priority Collateral” means, subject to any conflicting provisions in the Intercreditor Agreement (which shall govern pursuant to the terms thereof), all now owned or hereafter acquired (i) “accounts,” “chattel paper” and “payment intangibles,” other than “accounts”, “chattel paper” and “payment intangibles” (in each case, as defined in Article 9 of UCC) which constitute identifiable proceeds of Term Priority Collateral; (ii)(A) “deposit accounts” and

“money” (in each case, as defined in Article 9 of the UCC) and all cash, checks, other “negotiable instruments” (as defined in Article 9 of the UCC), funds and other evidences of payments held therein and (B) “securities accounts”, “security entitlements” and “securities” (in each case, as defined in Article 8 of the UCC), and, in each case, all cash, checks and other property held therein or credited thereto, provided, however, that the foregoing shall exclude identifiable proceeds of Term Priority Collateral; (iii) general intangibles (other than intellectual property), “documents”, “instruments” (including promissory notes) and “commercial tort claims” (in each case, as defined in Article 9 of the UCC) relating to, evidencing or governing any of the items referred to in the foregoing clauses (i) and (ii) and clause (iv), including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC) and (v) but excluding intercompany indebtedness; (iv) all books and “records” (as defined in Article 9 of the UCC) relating to the items referred to in the preceding clauses (i) through (iii) and clause (v) below constituting Replacement Revolving Priority Collateral (including all books, databases, customer lists, engineer drawings, and “records” (as defined in Article 9 of the UCC), whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (i) through (v) and related “letters of credit” (as defined in Article 5 of the UCC), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing and clause (v) below; (v) all “inventory” (as defined in Article 9 of the UCC); and (vi) “supporting obligations” (as defined in Article 9 of the UCC) relating to the items referred to in the preceding clauses (i) through (v) and all cash, money, insurance proceeds, instruments, securities, financial assets and deposit accounts received as proceeds of any of the foregoing and substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the aggregate Term Loan Exposure of all Lenders. For purposes of this definition, the amount of Term Loan Exposure (“Voting Power Determinants”) shall be determined by excluding all Voting Power Determinants held or beneficially owned by an Affiliate of Holdings.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings) now or hereafter outstanding, except a dividend payable solely in shares of stock (other than Disqualified Equity Interests) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings) now or hereafter outstanding; (iv) expense reimbursements and management or similar fees payable to Permitted Holders or any of their respective Affiliates; (v) any payment or prepayment of principal of or premium, if any, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Existing Term Indebtedness or the Existing Revolving Credit Facility and (vi) any payment or prepayment of principal of, premium, if any, or interest or, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Senior Subordinated Notes.

“Restructuring” means the transactions contemplated by the Exchange Offer Documentation or the Plan of Reorganization, as applicable.

“Restructuring Documentation” means the Plan of Reorganization, the Related Agreements and/or the Exchange Offer Documentation, as applicable.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of January 10, 2011, by and among the Borrower and certain of the Guarantors, Sphere Capital, LLC – Series A and Cetus Capital, LLC, as amended by the First Amendment to Restructuring Support Agreement, dated as of January 31, 2011, the Second Amendment to Restructuring Support Agreement, dated as of February 8, 2011, and the Third Amendment and Joinder to the Restructuring Support Agreement, dated as of February 15, 2011.

“Restructuring Transaction Costs” means transactions costs, fees and expenses incurred in connection with (a) the financing contemplated by this Agreement, (b) the financing contemplated by the Replacement Revolving Credit Facility, (c) the transactions contemplated by the Rights Offering and the Exchange Offer Documentation, (d) the transactions contemplated by the Backstop Agreement and all professional fees of the debtors and committees incurred prior to or during the Chapter 11 Cases (including fees, costs, commissions, expenses and one-time compensation charges of third party financial advisory, accounting, legal and other similar advisors and consultants incurred in connection with the transactions contemplated by the foregoing clauses (a) through(d)).

“Retail Facilities Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of the retail operations of the Borrower and its Subsidiaries.

“Rights Offering” means a rights offering to purchase $60,000,000 of common Equity Interests of Holdings (or Parent Holding Company, if applicable) in accordance with the Restructuring, the terms and conditions of which Rights Offering shall otherwise be reasonably acceptable to the Administrative Agent.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Subordinated Notes” means the senior subordinated notes of the Borrower due 2013 issued from time to time pursuant to the Indenture, dated as of October 30, 2003, between the Borrower and The Bank of New York, as trustee,, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.15.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business; and (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Equity Contribution” as defined in Section 8.2.

“Subject Transaction” as defined in Section 6.7(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Syndication Agent” as defined in the preamble hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax (including branch profit tax) imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Facility” means the credit facility provided under this Agreement and the other Credit Documents.

“Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $120,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earliest of (i) the fifth anniversary of the Funding Date and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.23.

“Term Priority Collateral” means Collateral other than the Replacement Revolving Priority Collateral.

“Title Policy” as defined in Section 3.2(f)(iii).

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

“Type of Loan” means either a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unadjusted Eurodollar Rate Component” means that component of the interest costs to Borrower in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

“Unasserted Obligations” means, at any time, any Obligation (or portion thereof) that are contingent in nature or unliquidated at such time to the extent they consist of contingent obligations related to expenses or indemnification for which no written demand has been made.

“Unsecured Creditors Committee” means the official committee of unsecured creditors that is appointed in the Chapter 11 Cases.

“U.S. Lender” as defined in Section 2.20(c).

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Notwithstanding the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP as in effect on the date hereof, and all accounting terms shall have the meanings assigned to them in conformity with GAAP as in effect on the date hereof; provided, however, if, at any time after the date hereof, there occurs a change in GAAP that would affect the computation of any financial ratio or requirement set forth in any Credit Document if such calculation were made in conformity with GAAP after giving effect to such change (“New GAAP”), from and after the New GAAP Date (as defined below), such calculations shall utilize accounting principles and policies in conformity with New GAAP; provided that if, either Borrower or the Requisite Lenders shall so request, (i) Borrower and Requisite Lenders shall negotiate in good faith to amend each applicable ratio or requirement to preserve the original intent thereof in light of such change in GAAP, and, (ii)(A) until the date on which such amendment becomes effective (the “New GAAP Date”), each applicable ratio or requirement shall continue to be computed in conformity with those accounting principles and policies used to prepare GAAP as in effect on the date hereof, and (B) Borrower shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(e).

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

SECTION 2. TERM LOANS

2.1. Term Loans.

(a) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Funding Date and subject to the satisfaction (or waiver in accordance with Section 10.5) of the conditions set forth in Section 3.2, a Term Loan to Borrower in an amount equal to such Lender’s Term Loan Commitment. Borrower may make only one borrowing under the Term Loan Commitments, which shall be on the Funding Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Funding Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no less than ten Business Days prior to the date specified in such Funding Notice for the proposed borrowing of Term Loans (the “Requested Borrowing Date”). Promptly after receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing of Term Loans. Notwithstanding the foregoing, Borrower may change the date of such proposed borrowing of Term Loans by delivering to Administrative Agent, not less than 3 Business Days prior to the Requested Funding Date, a revised, fully executed Funding Notice specifying a date, which shall not be more than ten Business Days after the Requested Borrowing Date (and in any event shall not be earlier than the Requested Borrowing Date), on which the proposed borrowing of Term Loans shall occur. Promptly after receipt of such revised Funding Notice, Administrative Agent shall notify each Lender of the revised date of the proposed borrowing of Term Loans.

(ii) Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Funding Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. Delayed Draw Termination Date. On the Delayed Draw Termination Date, each Lender’s Term Loan Commitment shall immediately expire, all Obligations shall be due and payable in full, and this Agreement shall terminate, except for those provisions that survive in accordance with Section 10.8.

2.3. [Reserved.]

2.4. [Reserved.]

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Funding Date and Administrative Agent may, in its sole discretion with the consent of Borrower, but shall not be obligated to, make available to Borrower a corresponding amount on the Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender,

Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Funding Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Term Loans made on the Funding Date shall be applied by Borrower to refinance a portion of the Existing Term Loan Indebtedness and to pay interest, fees and expenses under or in connection with the foregoing (including professionals’ fees and expenses). Such proceeds, together with cash on hand and the proceeds of the Rights Offering, shall be used to repay in full all of the Existing Term Loan Indebtedness other than the Backstop First Lien Indebtedness. No portion of the proceeds of the Term Loans shall be used in any manner that causes or might cause the Term Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Term Loan Commitments and Loans of each Lender from time to time (and stated interest thereon) (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loan Commitments and the Loans (and stated interest thereon) in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loan Commitment or any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Funding Date, or at any time thereafter,

Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Funding Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, the Term Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or the applicable Conversion/Continuation Notice, as the case may be.

(c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of the Term Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, and without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees; Call Premium.

(a) Funding Fee. Borrower agrees to pay each Lender that is a party to this Agreement on the date of such payment, as fee compensation for the funding of such Lender’s Loan, (i) if the Chapter 11 Cases have commenced, (A) a fee in an amount equal to 1.50% of the stated principal amount of such Lender’s Term Loan Commitment at the time of such payment, which fee shall be fully earned and payable to such Lender promptly after the date on which the Interim Approval Order is issued and, (B) if the Funding Date occurs and the Loans are funded, a fee in an amount equal to 1.50% of the stated principal amount of such Lender’s Term Loan Commitment on the date of such payment, which fee shall be fully earned and payable to such Lender on the Funding Date, or, (ii) if the Exchange Offer is consummated, the Funding Date occurs and the Loans are funded, a fee in an amount equal to 3.00% of the stated principal amount of such Lender’s Term Loan Commitment on the Funding Date, which fee shall be fully earned and payable to such Lender on the Funding Date. Each such fee, once paid, will be non-refundable and non-creditable.

(b) Alternative Fee. If Borrower substantially consummates any plan of reorganization (other than the Plan of Reorganization that contemplates the Term Loans) or other restructuring, whether or not the Chapter 11 Cases are commenced, in each case that is consented to by the required holders of the existing Senior Subordinated Notes and pursuant to which all or substantially all of the claims of the holders of such Senior Subordinated Notes are extinguished and converted into a majority of the Equity Interests, or rights to invest in securities representing a majority of the Equity Interests, of the reorganized Borrower (a “Sub Debt Restructuring”) and all or substantially all of the Indebtedness under the Existing Term Credit Agreement (other than any portion thereof held by the Backstop Parties converted into common Equity Interests) is extinguished or otherwise satisfied in full through any or all of (i) cash payments from cash on hand and/or (ii) the proceeds of new contributions of Equity Interests to, and/or incurrences of Indebtedness by, the Borrower and/or (iii) the conversion of a portion of such Indebtedness to Equity Interests or other Indebtedness (for the avoidance of doubt, excluding any plan of reorganization or other restructuring which provides for (A) the satisfaction of all of the claims in respect of the Existing Term Credit Agreement without a concurrent Sub Debt Restructuring or (B) the sale of all or a material portion of the assets of the Borrower and its subsidiaries pursuant to Section 363 of the Bankruptcy Code or otherwise), without utilizing the Term Loans in connection therewith, the Borrower shall pay on the date such Sub Debt Restructuring is consummated without utilizing the Term Loans, to each Lender, a fee (the “Alternative Fee”) equal to 3.00% of the stated principal amount of such Lender’s Term Loan Commitment as of the Closing Date.

(c) Term Loan Commitment Fee. Borrower agrees to pay to each Lender a commitment fee, for the period from the Closing Date until termination of the Term Loan Commitments, equal to (i) 0.50% per month times the daily undrawn amount of the Term Loan Commitments from the Closing Date through (and including) the four month anniversary of the Closing Date and (ii) thereafter, 0.75% per month times the daily undrawn amount of the Term Loan Commitments. The foregoing fee shall be payable, (A) with respect to the period commencing on the Closing Date and ending on the one month anniversary of the Closing Date, in advance on the Closing Date, and, (B) thereafter, in arrears on the last Business Day of each month, ending with the month in which the Term Loan Commitments terminate; provided, however, if the Chapter 11 Cases are commenced, (x) such fee shall also be payable in arrears on the Business Day immediately preceding the Petition Date and (y) the amount of such fee accrued from the Petition Date to the date on which the Interim Approval Order is issued shall not be payable until the Interim Approval Order is issued, in which case it shall be payable in arrears as promptly as possible thereafter.

(d) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

(e) Term Loan Call Protection. In the event all or any portion of the Loans are repaid (or repurchased) for any reason (other than any repayments pursuant to Section 2.12, Section 2.13(b) or Section 2.14 (other than Section 2.14(d)) (or repriced or effectively refinanced through any amendment of this Agreement) after the Funding Date and on or prior to the second anniversary of the Funding Date, such repayments, repurchases or repricings will be made at (i) 103.0% of the principal amount of the Loans so repaid, repurchased or repriced if such repayment, repurchase or repricing occurs on or prior to the first anniversary of the Funding Date, and (ii) 102.0% of the principal amount of the Loans so repaid, repurchased or repriced if such repayment, repurchase or repricing occurs after the first anniversary of the Funding Date but on or prior to the second anniversary of the Funding Date. Any payment or prepayment of the Loans other than those for which a premium is expressly provided in the preceding sentence shall be made without premium or penalty other than applicable breakage costs, if any, and the payment of accrued and unpaid interest thereon.

2.12. Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments on March 31, June 30, September 30, and December 31 of each year (commencing with the first full Fiscal Quarter following the Funding Date) in the aggregate amount of $300,000 per Fiscal Quarter (such stated amount to be reduced proportionately to the reduction, if any, in the Term Loans funded on the Funding Date due to clause (C)(2) of the proviso to the second sentence in Section 3.2(r) such that, after giving effect to any such reduction, each quarterly Installment shall equal 0.25% of the Term Loans funded on the Funding Date) with the remaining balance due at final maturity (each such payment, an “Installment”). Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.13. Voluntary Prepayments.

(a) Voluntary Prepayments. Any time and from time to time:

(i) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(ii) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(iii) All such prepayments shall be made:

(A) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(B) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans.

in each case given to Administrative Agent or Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each Lender) or Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice, plus the amount payable pursuant to Section 2.11(e), if any, shall become due and payable on the prepayment date specified therein; provided, however, that any such notice may state that the date of such prepayment of the Term Loans is conditioned upon the effectiveness of other financing or other events, in which case the date of such reduction or termination may be delayed or the notice may be revoked by Borrower (by written notice to the Administrative Agent) if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Certain Permitted Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 2.13 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may repurchase outstanding Term Loans on the following basis:

(i) Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans; provided that, (A) Borrower delivers a notice of such Auction to Administrative Agent (for distribution to the Lenders) no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating: (1) the date on which the Auction will conclude, (2) the maximum principal amount of Term Loans Borrower is willing to purchase in the Auction and (3) the range of discounts to par at which Borrower would be willing to repurchase the Term Loans; (B) the maximum dollar amount of the Auction shall be no less than $1,000,000 or an integral multiple of $500,000 in excess thereof; (C) Borrower shall hold the Auction open for a minimum period of two Business Days; (D) such repurchase shall be offered to all Lenders holding such Term Loans; (E) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Term Loans; and (F) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 2.13(b) (and are reasonably acceptable to Borrower and Administrative Agent), that a Lender must follow in order to have its Loans repurchased, and upon submission by a Lender of a notice of participation in such Auction, such Lender will be obligated to sell the entirety or its pro rata portion of the amount of Term Loans it indicates in such notice it is willing to sell in such Auction, to the extent the bids made in such notice by such Lender are at discounts to par equal to or greater than the discount to par at which Borrower can successfully pay the entire maximum amount of Loans Borrower is willing to repurchase or, in the event that the entire maximum amount of Loans Borrower is willing to repurchase cannot be repurchased at any such discount price, each Lender shall be obligated to sell all of the Term Loans of such Lender for which bids were within the range of discounts to par at which Borrower has offered to repurchase the Term Loans;

(ii) With respect to all repurchases made by Borrower pursuant to this Section 2.13(b), (A) Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (B) the repurchase of such Term Loans by Borrower shall not be taken into account in the calculation of Consolidated Excess Cash Flow, (C) Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment Agreement, it has no knowledge of any information regarding Holdings and its Subsidiaries, or Borrower’s assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Assignment Agreement or any of the transactions contemplated thereby and that has not previously been disclosed to Administrative Agent and the Lenders and (D) such repurchases shall not be deemed to be voluntary prepayments pursuant to this Section 2.13 or Section 2.11 or Section 2.15 or Section 2.16 or an Investment except that the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal of such Term Loans;

(iii) Following repurchase by Borrower pursuant to this Section 2.13(b), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.13(b), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by Borrower in connection with a repurchase permitted by this Section 2.13(b) shall not be subject to the provisions of either Section 2.16(a) or Section 2.17. Failure by Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.13(b) shall not constitute an Event of Default under Section 8.1(a); and

(iv) The Borrower (A) shall not use any proceeds of loans under the Replacement Revolving Credit Agreement to fund such repurchases, (B) may only make a repurchase with an amount equal to the aggregate amount of Permitted Additional Equity and/or the aggregate amount of Consolidated Excess Cash Flow that, (x) in the case of Consolidated Excess Cash Flow, has not been applied pursuant to Section 2.14(e) to prepay the Loans and is not currently required to be applied pursuant to Section 2.14(e) to prepay the Loans (provided that, (x) with respect to Consolidated Excess Cash Flow for the immediately preceding Fiscal Year, the amount of Consolidated Excess Cash Flow for such immediately preceding Fiscal Year shall only be included in such calculation after any prepayment required pursuant to Section 2.14(e) with respect to such Consolidated Excess Cash Flow for such immediately preceding Fiscal Year has been made and (y) the aggregate amount of Consolidated Excess Cash Flow for purposes of this clause (iv)(B) shall be reduced by an amount equal to the aggregate principal amount of voluntary prepayments of the Loans to the extent that, in determining the amount of the Loans required to be prepaid pursuant to Section 2.14(e), such prepayments were applied to reduce such amount in accordance with Section 2.14(e)) and (y) has not previously been utilized to fund a Permitted Acquisition pursuant to Section 6.8(f) or a Term Loan repurchase hereunder and (C) shall not be permitted to make any repurchases with (x) Consolidated Excess Cash Flow to the extent that, after giving effect to such repurchase, Borrower’s Minimum Liquidity does not exceed $30,000,000 or (y) the proceeds of Permitted Additional Equity to the extent that, after giving effect to such repurchase, Borrower’s Minimum Liquidity does not exceed $15,000,000.

(v) Each Lender that sells its Term Loans pursuant to this Section 2.13 acknowledges and agrees that (i) Borrower may come into possession of additional information regarding the Loans or the Credit Parties at any time after a repurchase has been consummated pursuant to an Auction hereunder that was not known to such Lender or the Borrower at the time such repurchase was consummated and that, when taken together with information that was known to Borrower at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently and without reliance on the Borrower, any of its Subsidiaries or any other Person make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an Auction notwithstanding such Lender’s lack of knowledge of Excluded

Information and (iii) none of the Borrower, its Subsidiaries or any other Person shall have any liability to such Lender for a breach under this Section 2.13(b)(ii)(C) since the representations contained in such Section were based on information known as of the launch date of such Auction and the effective date of any Assignment Agreement, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries or such other Person, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender that tenders Loans pursuant to an Auction agrees to the foregoing provisions of this clause (b)(v), and agrees that such provisions shall control, notwithstanding any inconsistent provision contained herein or in any assignment agreement for the Loans. The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.13 and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment requirements) (it being understood and acknowledged that purchases of the Loans by the Borrower contemplated by this Section 2.13(b) shall not constitute Investments by the Borrower) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.13(b).

2.14. Mandatory Prepayments.

(a) Asset Sales. No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds after the Funding Date, Borrower shall, subject to Section 2.14(h), prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds do not exceed, with respect to Net Asset Sale Proceeds from all Asset Sales after the Funding Date, (x) $2,500,000 in the Fiscal Year in which such Net Asset Sale Proceeds are received or (y) $10,000,000 from the Funding Date through the applicable date of determination, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds in long term assets used or useful in the business of the Borrower and its Subsidiaries (including but not limited to Permitted Acquisitions or Investments permitted pursuant to Section 6.6(n)) within 180 days of receipt thereof (or to the extent commitments to invest such amounts have been entered into by such date, within 90 days thereafter).

(b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds after the Funding Date, Borrower shall, subject to Section 2.14(h), prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Funding Date through the applicable date of determination do not exceed $10,000,000, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds in long term assets used or useful in the business of the Borrower and its Subsidiaries (including but not limited to Permitted Acquisitions or Investments permitted pursuant to Section 6.6(n)) within 180 days of receipt thereof (or to the extent commitments to invest such amounts have been entered into by such date, within 90 days thereafter).

(c) Issuance of Equity Securities. (i) On the date of receipt by Holdings of any Cash proceeds from a Qualified IPO, Borrower shall prepay the Loans in an aggregate amount equal to 25% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and (ii) on the date on which Holdings redeems Indebtedness permitted under Section 6.1(o) with the proceeds of Permitted Additional Equity, Borrower shall prepay the Loans in an amount equal to 25% of the amount of such Indebtedness that is so redeemed.

(d) Issuance of Debt. No later than the Business Day after the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1) after the Funding Date, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting fees, discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2011; provided that Consolidated Excess Cash Flow for such Fiscal Year shall be computed for the period from the first date of the month following the Funding Date to December 31, 2011), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans during the Fiscal Year to which the calculation of Consolidated Excess Cash Flow relates; provided, that if, as of the last day of the most recently ended Fiscal Year, the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be (x) less than or equal 3.50:1.00 but greater than 2.00:1.00, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans during the Fiscal Year to which the calculation of Consolidated Excess Cash Flow relates or (y) less than or equal 2.00:1.00, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans during the Fiscal Year to which the calculation of Consolidated Excess Cash Flow relates.

(f) Specified Equity Contributions. On the date of receipt by Holdings or any of its Subsidiaries of the proceeds of any Specified Equity Contribution, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(g) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(f), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable prepayment amount or Consolidated Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount required to be so prepaid exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(h) Replacement Revolving Credit Facility. Notwithstanding anything to the contrary in Sections 2.14(a) and 2.14(b), to the extent a prepayment is required under the Replacement Revolving Credit Facility due to any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds constituting the proceeds of Replacement Revolving Priority Collateral, no prepayment shall be required with respect to such Replacement Revolving Priority Collateral under Sections 2.14(a) and 2.14(b), so long as such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds are applied to the outstanding revolving loans under the Replacement Revolving Credit Facility and, if there are no outstanding revolving loans, such proceeds are applied to the Term Loans.

2.15. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment applies, such prepayment shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(f) shall be applied to prepay Term Loans on a pro rata basis to the remaining scheduled Installments of principal thereof.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of the Term Loans shall be applied, first, to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

(d) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, if Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than two Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders, and (ii) to the extent of any excess, to Borrower for working capital and general corporate purposes.

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees (including fees payable pursuant to Section 2.11) and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.17. Ratable Sharing. Except as set forth in Section 2.13(b), Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, including with respect to the Chapter 11 Cases, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate

Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Dodd-Frank. It is understood and agreed that the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all requirements of law relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted after the date hereof.

2.20. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) unless otherwise provided on this Section 2.20, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, with respect to any United States federal withholding tax, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.23) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, further, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP and/or W-8IMY (and appropriate supporting statements) (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent for transmission to Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by the first sentence of this Section 2.20(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) Notwithstanding anything to the contrary, Borrower shall not be required to pay any additional amount pursuant to Section 2.20(b) with respect to any United States federal withholding tax imposed on any “withholdable payments” payable after December 31, 2012 to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA.

(e) Without limiting the provisions of Section 2.20(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f) The Borrower shall indemnify the Administrative Agent and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.20(b) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Credit Party’s receipt of such certificate.

2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, (i) would not otherwise adversely affect such Loans or the interests of such Lender and (ii) would not cause the Lender to disclose any information such Lender, in its sole discretion, deems confidential; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Credit Documents that requires the approval of Requisite Lenders. During any Default Period with respect to a Funds Defaulting Lender that is not also an Insolvency Defaulting Lender, (a) any amounts that would otherwise be payable to such Funds Defaulting Lender with respect to its Loans and Commitments under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Funds Defaulting Lender, at the written direction of Borrower to Administrative Agent, be retained by Administrative Agent and applied in the following order of priority: first, to the payment any amounts owing by such Funds Defaulting Lender to Administrative Agent and to collateralize indemnification and reimbursement obligations of such Funds Defaulting Lender in an amount reasonably determined by Administrative Agent, and second, to the payment of the Loans of other Lenders (but not to the Loans of such Funds Defaulting Lender) as if such Funds Defaulting Lender had funded all Defaulted Loans of such Funds Defaulting Lender; and (b) the aggregate amount of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. During any Default Period with respect to an Insolvency Defaulting Lender, any amounts that would otherwise be payable to such Insolvency Defaulting Lender under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Insolvency Defaulting Lender, at the written direction of Borrower to Administrative Agent to the extent permitted under applicable law, be retained by Administrative Agent to collateralize indemnification and reimbursement obligations of such Insolvency Defaulting Lender in an amount reasonably determined by Administrative Agent. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto. Administrative Agent shall not be required to ascertain or inquire as to the existence of any Funds Defaulting Lender or Insolvency Defaulting Lender.

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and Commitment, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or Insolvency Defaulting Lender, and the Funds Defaulting Lender (if not also an Insolvency Defaulting Lender) shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment (including for purposes of Section 2.11(e)) and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitment, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24. Super Priority Nature of Obligations. If the Chapter 11 Cases have commenced, upon and after entry of the Interim Approval Order, at all times prior to the Plan Effective Date, all Obligations shall constitute administrative expenses of Credit Parties in the Chapter 11 Cases, with administrative priority under Section 364(c)(1) of the Bankruptcy Code, all as set forth in, and qualified entirely by, the Interim Approval Order and the Final Approval Order. Except as described in the Interim Approval Order or Final Approval Order, whichever is then in effect, such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, and shall at all times be senior to the rights of Credit Parties, the estates of Credit Parties, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.

2.25. Payment of Obligations. Upon (i) the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Credit Documents or (ii) the Delayed Draw Termination Date, the Agents and Lenders shall be entitled to immediate payment of such Obligations (other than Unasserted Obligations (excluding Unasserted Obligations relating to expenses where written demand is prohibited by the automatic stay)) without further application to or order of the Bankruptcy Court.

2.26. No Discharge; Survival of Claims. Holdings and Borrower, on behalf of itself and its Subsidiaries, agree that, if the Chapter 11 Cases have commenced, (a) the Obligations hereunder shall not be discharged by the entry of the Confirmation Order or any other order confirming any plan of reorganization of any or all of Holdings, Borrower and their respective Subsidiaries (and each of Holdings and Borrower, on behalf of itself and its Subsidiaries, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge), and (b) the super-priority administrative claim granted to the Agents and Lenders pursuant to the Interim Approval Order and Final Approval Order and described therein shall not be affected in any manner by the entry of the Confirmation Order or any other order confirming any plan of reorganization of any or all of Holdings, Borrower and their respective Subsidiaries.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The effectiveness of this Agreement on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Agreement. Administrative Agent and Arranger shall have received copies of the Agreement executed and delivered by each applicable Credit Party.

(b) Organizational Documents; Incumbency. Administrative Agent and Arranger shall have received, in respect of each Credit Party, (i) copies of each Organizational Document, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate

Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or any senior officer of such Credit Party with similar responsibility as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.2.

(d) Exchange Offer Documentation; Restructuring Support Agreement and Backstop Agreement. Administrative Agent and Arranger shall have received from Borrower copies of all Exchange Offer Documentation (whether drafts or in effect) as of the Closing Date and the draft Plan of Reorganization, all of which shall be in form and substance satisfactory to Administrative Agent and Arranger, and the Restructuring Support Agreement and the Backstop Agreement shall each be in full force and effect and shall not have been amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Arranger, Administrative Agent and Lenders (as determined in good faith by the Administrative Agent) (it being acknowledged that the Restructuring Support Agreement and the Backstop Agreement (without giving effect to any amendments, modifications or supplements) are acceptable to Administrative Agent and Arranger).

(e) Financial Statements; Projections. Administrative Agent and Arranger shall have received from Holdings (i) the Historical Financial Statements, (ii) a projected pro forma consolidated balance sheet of Borrower and its Subsidiaries as at the Funding Date (as such date is contemplated on the Closing Date), after giving effect to the related financings (including the financings contemplated by this Agreement and by the Related Agreements) and the other transactions contemplated by the Credit Documents to occur on or prior to the Funding Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent and Arranger, and (iii) the Projections.

(f) Opinions of Counsel to Credit Parties. Agents and Lenders shall have received executed copies of the favorable customary written opinions of Kirkland & Ellis LLP, counsel for Credit Parties (or with respect to matters of Pennsylvania law, Pennsylvania local counsel), as to matters set forth in Exhibit D-1, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Arranger (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(g) Fees. Borrower shall have paid to each Agent the portion of fees referred to in Section 2.11 payable on the Closing Date, all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date and for which invoices have been submitted to the Borrower at least two Business Days prior to the Closing Date and to Goldman Sachs the fees referred to in the Fee Letter which are due and payable as of the Closing Date.

(h) Closing Date Certificate. Holdings and Borrower shall have delivered to Administrative Agent and Arranger an executed Closing Date Certificate, together with all attachments thereto.

(i) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Arranger.

(j) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Arranger, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents, or that would reasonably be expected to have a Material Adverse Effect.

(k) PATRIOT Act. At least 5 days prior to the Closing Date (to the extent requested in writing at least 10 days prior to the Closing Date), the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(l) Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents executed on the Closing Date shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, or the Funding Date, and if such representations and warranties relate to an earlier date, they shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(m) No Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the execution and delivery of this Agreement that would constitute an Event of Default or a Default.

3.2. Funding Date. The obligation of each Lender to make a Loan on the Funding Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Funding Date:

(a) Restructuring Matters.

(i) Bankruptcy Matters. If the Chapter 11 Cases have commenced, then:

(A) (x) on or before the forty-fifth (45th) day after the Petition Date, the Bankruptcy Court shall have entered, upon the Approval Motion, on such prior notice as may be reasonably satisfactory to the Administrative Agent, a final order, in substantially the form of the Interim Approval Order with only such modifications as are satisfactory in form and substance to the Administrative Agent in its sole discretion, that, among other things, on a final basis (i) approves, and authorizes the Debtors to perform obligations under the Credit Documents solely to the extent such obligations arise prior to the Funding Date and to assume the Engagement Letter and Fee Letter and perform all obligations thereunder, (ii) approves and authorizes the incurrence and payment by the Debtors of related fees, interest, indemnities and expenses in connection therewith, and (iii) grants the Arranger, the Administrative Agent and the Lenders (x) superpriority administrative claims with respect to the Obligations arising prior to the Funding Date, and (y) other customary benefits and protections for a financing of this type (the “Final Approval Order”); (B) the Final Approval Order shall be in full force and effect and shall not have been stayed, reversed or vacated, or, without the prior written consent of the Administrative

Agent and the Requisite Lenders, otherwise amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Arranger, Administrative Agent and Lenders (as determined in good faith by the Administrative Agent); and (C) the Bankruptcy Court shall not have entered any order (including any order approving any debtor-in-possession financing or cash collateral arrangement) that conflicts with or is inconsistent with any of the provisions of the Final Approval Order in any material respect; and

(B) (1) the Bankruptcy Court shall have entered a final order in form and substance reasonably satisfactory to the Administrative Agent (the “Confirmation Order”) confirming the Plan of Reorganization for the Credit Parties that are debtors in the Chapter 11 Cases; (2) the Confirmation Order shall approve the funding hereunder and all other transactions contemplated hereby, shall be in full force and effect, shall not have been stayed by the Bankruptcy Court or by any other court having jurisdiction to issue any such stay, and the time to appeal the Confirmation Order to seek review, rehearing or certiorari with respect to the Confirmation Order shall have expired, and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Administrative Agent and Lenders (as determined in good faith by the Administrative Agent) unless the Administrative Agent and Requisite Lenders have so consented in writing; (3) all documents and agreements relating to the Plan of Reorganization or the consummation thereof (collectively, the “Plan Documents”) shall be in form and substance consistent with this Agreement and the Restructuring Support Agreement and otherwise reasonably satisfactory to the Administrative Agent, and no provision of the Plan of Reorganization or any Plan Document shall have been waived, amended, supplemented or otherwise modified in any respect that is materially adverse to the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent); (4) all conditions precedent to the effectiveness of the Plan of Reorganization (other than (i) the occurrence of the Plan Effective Date and any other conditions that are to be satisfied simultaneously with the occurrence of the Plan Effective Date and (ii) any other conditions precedent that are waived in accordance with the terms of the Plan of Reorganization and do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)) shall have been satisfied, and the Plan of Reorganization shall have, or contemporaneously with the funding of the Term Loans the Plan of Reorganization shall, become effective, and all transactions contemplated by the Plan of Reorganization to be consummated on the Plan Effective Date of the Plan of Reorganization (other than any transactions that do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)) shall have been substantially consummated.

(ii) Exchange Offer Matters. If the Borrower shall have obtained the necessary consents to consummate the Exchange Offer and intends to consummate the Exchange Offer on the Funding Date:

(A) all Exchange Offer Documentation (to the extent not executed on or prior to the Closing Date or approved by the Administrative Agent prior to the Funding Date pursuant to Section 3.1(d)) shall be in form and substance consistent with this Agreement and the Restructuring Support Agreement and otherwise reasonably satisfactory to the Administrative Agent, and no provision of the Exchange Offer Documentation, the Restructuring Support Agreement or the Backstop Agreement, shall have been waived, amended, supplemented or otherwise modified after the Closing Date in any respect that is materially adverse to the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent); provided that neither a reduction of the Minimum Tender Amount (as defined in the Exchange Offer Memorandum) by an aggregate principal amount not to exceed the amount set forth on Schedule 3.2(a) (such reduction, a “Permitted Waiver”) nor the payment on account of the Junior Notes described in Section 6.4(d) will be deemed to be materially adverse to the rights and interest of any or all of the Administrative Agent and the Lenders; and

(B) subject to the Permitted Waiver, all conditions precedent to the effectiveness of the Restructuring (other than (i) the occurrence of the Funding Date and any other conditions that are to be satisfied simultaneously with the occurrence of the Funding Date and (ii) any other conditions precedent that are waived in accordance with the terms of the Exchange Offer Documentation and do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)) shall have been satisfied, and the Restructuring shall have, or contemporaneously with the funding of the Term Loans the Restructuring shall, become effective, and all transactions contemplated by the Exchange Offer Documentation to be consummated on the Funding Date (other than any transactions that do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)) shall have been substantially consummated.

(b) Receipt and Use of Proceeds of Term Loans, Equity and Revolving Facility. (i) Holdings shall have received net proceeds of the Rights Offering as contemplated by the Restructuring Documentation (or, if applicable, Parent Holding Company shall have received such net proceeds as contemplated by the Restructuring Documentation and shall have contributed the same in cash to the capital of Holdings or in cash to Holdings in exchange for Equity Interests of Holdings), the gross amount of which shall be $60,000,000 (the “Equity Proceeds”), and Holdings shall have further contributed the same to the Borrower as cash common Equity Interests or in exchange for common Equity Interests of Borrower, (ii) the Replacement Revolving Credit Facility, the terms and provisions of which shall be reasonably acceptable to the Administrative Agent, shall have been made available to Holdings and its Subsidiaries, it being understood and agreed that the terms and provisions of the Replacement Revolving Credit Facility (including all schedules and exhibits thereto), as entered into on the date hereof are acceptable, (iii) simultaneous with the making of the Loans, the Equity Proceeds, cash on hand and proceeds of the Term Loans will used to repay in full, satisfy and discharge all of the Existing Term Loan Indebtedness other than the Backstop First Lien Indebtedness, which shall be converted to common Equity Interests of Holdings or, if applicable, Parent Holding Company,, (iv) all commitments relating to the Existing Term Loan Indebtedness have been terminated and all liens or security interests related thereto shall have been terminated or released; and (e) all of the Senior Subordinated Notes and all of the Backstop First Lien Indebtedness shall have been converted into common Equity Interests of Holdings or, if applicable, Parent Holding Company, subject to the Permitted Waiver and, so long as the Exchange Offer is consummated, except to the extent not tendered in the Exchange Offer.

(c) Credit Documents. Administrative Agent and Arranger shall have received copies of the Credit Documents (to the extent not previously delivered pursuant to Section 3.1(a)), including a Note for each Lender that shall have requested a Note at least two Business Days prior to the Funding Date, in each case, executed and delivered by each applicable Credit Party.

(d) Related Agreements. To the extent not provided on or prior to the Funding Date, Administrative Agent and Arranger shall each have received a fully executed or conformed copy of each Related Agreement (subject to applicable confidentiality restrictions with respect to fee arrangements) and any material documents executed in connection therewith. Each Related Agreement shall be in full force and effect and shall (with respect to each such Related Agreement not delivered to the Administrative Agent or the Arranger prior to the Funding Date) include terms and provisions reasonably satisfactory to Administrative Agent, and no provision of any Related Agreement shall, subject to the Permitted Waiver, have been modified or waived in any respect determined by Administrative Agent to be adverse to the interests of the Lenders, in each case without the consent of Administrative Agent, and the transactions contemplated by the Related Agreements to be consummated on the Funding Date shall have been consummated or shall be consummated substantially concurrently with the funding of the Loans (other than any transactions that do not adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent)).

(e) Existing Revolving Credit Facility. On the Funding Date, Holdings and its Subsidiaries shall have (i) repaid in full all Indebtedness in existence under the Existing Revolving Credit Facility, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing the Indebtedness in existence under the Existing Revolving Credit Facility or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Funding Date, and (iv) supported the letters of credit outstanding under the Existing Revolving Credit Facility with letters of credit issued under the Replacement Revolving Credit Agreement, or arranged to have such letters of credit deemed issued under the Replacement Revolving Credit Agreement, or otherwise made arrangements reasonably satisfactory to Administrative Agent and Arranger with respect to the cancellation of such letters of credit outstanding.

(f) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in the owned Real Estate Assets listed in Schedule 3.2(f), Collateral Agent shall have received from Borrower and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each owned Real Estate Asset listed in Schedule 3.2(f) (each, a “Funding Date Mortgaged Property”);

(ii) a customary opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Funding Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Funding Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Funding Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Funding Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Funding Date Mortgaged Property in the appropriate real estate records;

(iv) flood certifications with respect to all Funding Date Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent; and

(v) ALTA surveys of all Funding Date Mortgaged Properties, certified to Collateral Agent and dated not more than sixty days prior to the Funding Date (or such earlier date that the applicable title company may permit and still provide a survey endorsement to each Title Policy reasonably acceptable to Collateral Agent).

(g) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) subject to the Intercreditor Agreement, evidence satisfactory to Collateral Agent of the compliance by each Credit Party with its obligations under the Pledge and Security Agreement and the other Collateral Documents (including its obligations to execute and/or deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated the Funding Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii) fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, memorializing and recording the encumbrance of the registered U.S. Intellectual Property Assets owned by Holdings and its Subsidiaries listed in the schedules to the Pledge and Security Agreement;

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent;

(v) evidence satisfactory to Collateral Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to Collateral Agent for the tracking of all of UCC financing statements of Borrower and the Guarantors and that will provide notification to Collateral Agent of, among other things, the upcoming lapse or expiration thereof; and

(vi) evidence satisfactory to Collateral Agent that, with respect to Borrower’s and the other Credit Parties’ motor vehicles, all actions have been taken to (A) file (and pay all applicable filings fees therefor) with the relevant domestic Governmental Authorities responsible for recording Liens on the certificates of title of such motor vehicles in each relevant jurisdiction all necessary applications, (B) take all such other steps as are reasonably required and within such Credit Party’s control, in each case to cause the Lien of the Collateral Agent on each such motor vehicle to be noted on the certificate of title on each such motor vehicle and (C) obtain and deliver or cause to be delivered to Collateral Agent the originals of such certificates of title with the Liens of Collateral Agent recorded thereon; provided, however, notwithstanding the foregoing, (1) no actions contemplated in the foregoing clauses (A), (B) or (C) shall be required to be completed with respect to any motor vehicle during the 60-day period (as such period may be extended by Collateral Agent in its sole discretion) following the Funding Date if the Credit Parties have, prior to the Funding Date, used commercially reasonable efforts to take such actions but have not been successful, and (2) up to $1,000,000 in aggregate fair market value of motor vehicles owned by the Credit Parties shall be exempt from the foregoing requirements.

(h) Financial Statements. The Administrative Agent and the Lenders shall have received (i) an audited consolidated balance sheet, statement of income and statement of cash flows of Borrower for each of the three fiscal years that ended more than 90 days prior to the Funding Date; and (ii) an unaudited consolidated balance sheet, statement of income and statement of cash flows of Borrower for any Fiscal Quarter (other than fiscal year end) of Holdings ended after the date of the most recent audited financial statements referenced in clause (i) and more than 45 days prior to the Funding Date.

(i) Fees. Borrower shall have paid to each Agent the portion of the fees referred to in Section 2.11 payable on the Funding Date and all expenses payable pursuant to Section 10.2 which have accrued to the Funding Date and for which invoices have been submitted to the Borrower at least two Business Days prior to the Funding Date.

(j) Evidence of Insurance. Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(k) Compliance with Certain Negative Covenants from the Closing Date. Since the Closing Date, no event shall have occurred that would have resulted in the Borrower being in breach of the covenants contained in Sections 6.4, 6.6, 6.8, 6.9, 6.10 and 6.11 as if such covenants were in effect from and after the Closing Date (unless such breach would have subsequently been cured prior to the Funding Date, if such covenants had been in effect).

(l) Solvency Certificate. On the Funding Date, Administrative Agent and Arranger shall have received an executed Solvency Certificate in form, scope and substance reasonably satisfactory to Administrative Agent and Arranger, and reasonably demonstrating that, after giving effect to the consummation of Restructuring and any rights of contribution, indemnification and reimbursement, each Credit Party is and will be Solvent.

(m) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Funding Date of the proceeds of the Loans made on such date.

(n) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice.

(o) Representations and Warranties. As of the Funding Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(p) No Default. As of the Funding Date, no event shall have occurred and be continuing or would result from the consummation of the Credit Extension that would constitute an Event of Default or a Default.

(q) No Indebtedness. On the Funding Date and after giving effect to the consummation of the Restructuring, (i) Holdings and its Subsidiaries shall have no Indebtedness or preferred Equity Interests issued or outstanding other than the Replacement Revolving Credit Facility, the Term Loans and Indebtedness permitted under Section 6.1 hereof, and (ii) except for Liens in favor of the Replacement Revolving Credit Facility Agent under the Revolving Facility, Liens securing the Obligations and other Liens permitted under Section 6.2 hereof, all Liens or security interests securing any Indebtedness of any of the Credit Parties outstanding prior to the Funding Date shall have been terminated or released, in each case on terms reasonably acceptable to the Administrative Agent.

(r) Maximum Leverage Ratio. On the Funding Date, the ratio of (i) Consolidated Total Debt as of the Funding Date after giving effect to the transactions contemplated by the applicable Restructuring Documentation (including repayment of the Indebtedness described in Section 3.2(b)) to (ii) Consolidated Adjusted EBITDA for the latest twelve-month period ending not less than 45 days prior to the Funding Date, calculated on a pro forma basis in accordance with Section 6.7(d), shall not be greater than 4.50:1.00. Notwithstanding the foregoing, solely for purposes of determining whether the Borrower has satisfied the foregoing condition, any Permitted Additional Equity contribution made to the Borrower within 5 Business Days prior to the Funding Date will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA; provided that (A) the amount of such Permitted Additional Equity contribution and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining basket levels and all other items governed by reference to Consolidated Adjusted EBITDA); (B) the amount of such Permitted Additional Equity contribution shall be no greater than the amount required to cause Borrower to be in compliance with the foregoing condition; and (C)(1) the aggregate Commitments of the Lenders shall be reduced by an amount equal to such Permitted Additional Equity contribution and (2) each Lender’s Commitment shall be reduced by its Pro Rata Share (calculated immediately prior to giving effect to such Permitted Additional Equity contribution) of such Permitted Additional Equity contribution.

(s) Minimum Liquidity. On the Funding Date, the sum of (a) the lesser of (i) the aggregate commitments under the Replacement Revolving Credit Facility at such time and (ii) the borrowing base under the Replacement Revolving Credit Facility, in each case, less (A) any availability blocks beyond which the Borrower would be unable to borrow and any reserves imposed under the Replacement Revolving Credit Facility and (B) any outstanding revolving loans and letter of credit obligations under the Replacement Revolving Credit Facility, plus (b) the aggregate amount of unrestricted cash and Cash Equivalents included in the consolidated balance sheet of Borrower and its wholly-owned Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by any Subsidiary is at the time not prohibited by operation of law, the terms of its charter or any Contractual Obligations or otherwise that, in each case, are free and clear of all Liens (other than Liens in favor of the Administrative Agent or the Replacement Revolving Credit Facility Agent and Liens permitted by Section 6.2(b) or 6.2(c)) (collectively, the “Minimum Liquidity”) shall equal or exceed $40,000,000 (less the amount of any holdback (in any event not exceeding $8,000,000) imposed on funds included in the calculation of such cash and Cash Equivalents, to the extent such holdback is imposed by depository banks of Borrower and its Subsidiaries pursuant to existing agreements between such depository bank and the Borrower and/or its Subsidiaries or by reason of moneys not yet collected by such depository bank on checks then reflected in the balances of the relevant deposit accounts) after giving effect to any payments required in connection with the consummation of the Restructuring.

(t) Opinions of Counsel. Agents and Lenders shall have received executed copies of the favorable customary written opinions of Kirkland & Ellis LLP, counsel for Credit Parties (or with respect to matters of Pennsylvania law, Pennsylvania local counsel), with respect to the matters set forth on Exhibit D-2, dated as of the Funding Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(u) Organizational Documents; Incumbency. Administrative Agent and Arranger shall have received, in respect of each Credit Party, (i) copies of each Organizational Document, and, to the extent applicable, certified as of the Funding Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Funding Date, certified as of the Funding Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Funding Date or a recent date prior thereto.

3.3. Notices. Any Notice required to be delivered under this Article 3 shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make the Term Loans to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing

Date and on the Funding Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Funding Date are deemed to be made concurrently with the consummation of the Restructuring):

4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party (if the Chapter 11 Cases have commenced, upon entry by the Bankruptcy Court of the Interim Approval Order) and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing (or, with respect to Foreign Subsidiaries, to the extent such concept is applicable in the relevant jurisdiction) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date and, subject to transactions permitted by Section 6.8, the Funding Date.

4.3. Due Authorization. (a) On the Closing Date (upon the entry by the Bankruptcy Court of the Interim Approval Order, if the Chapter 11 Cases have commenced), the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto, and (b) on the Funding Date (upon the entry by the Bankruptcy Court of the Confirmation Order, if the Chapter 11 Cases have commenced), the execution, delivery and performance of the Credit Documents entered into on such date have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. (a) On the Closing Date (subject to entry by the Bankruptcy Court of the Interim Approval Order, if the Chapter 11 Cases have commenced), and (b) on the Funding Date (upon entry by the Bankruptcy Court of the Confirmation Order, if the Chapter 11 Cases have commenced), in each case, the execution, delivery and performance by Credit Parties of the Credit Documents entered into on such date to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, (B) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (C) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, except, in the cause of this clause (ii), to the extent that such breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties, and the Revolving Collateral Facility Liens); or (iv) require (A) any approval of stockholders, members or partners or (B) any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date or Funding Date, as applicable, and disclosed in writing to Lenders or, in the case of clause (B), the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

4.5. Governmental Consents. (a) On the Closing Date (subject to entry by the Bankruptcy Court of the Interim Approval Order, if the Chapter 11 Cases have commenced), and (b) on the Funding Date (upon entry by the Bankruptcy Court of the Confirmation Order, if the Chapter 11 Cases have commenced), in each case, the execution, delivery and performance by Credit Parties of the Credit Documents entered into on such date and to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except, if the Chapter 11 Cases have commenced, for entry by the Bankruptcy Court of the Interim Approval Order and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Funding Date.

4.6. Binding Obligation. (a) On the Closing Date (upon entry by the Bankruptcy Court of the Interim Approval Order, if the Chapter 11 Cases have commenced), and (b) on the Plan Effective Date (upon entry by the Bankruptcy Court of the Confirmation Order, if the Chapter 11 Cases have commenced), in each case, each applicable Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date and the Funding Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole and, if the Chapter 11 Cases have commenced, not reflected in the Plan of Reorganization or as otherwise permitted by this Agreement.

4.8. Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the period of Fiscal Year 2011 through and including Fiscal Year 2014 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

4.9. No Material Adverse Effect. Since December 31, 2009, other than disclosures and information contained in the unaudited financial statements of Holdings and its Subsidiaries for the period ending October 2, 2010, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10. No Restricted Junior Payments. Since October 2, 2010, except as contemplated by the Plan of Reorganization, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to the Existing Term Loan Agreement (for periods from October 2, 2010 to the Petition Date, if the Chapter 11 Cases have commenced) or Section 6.4 (for periods on and after the Funding Date).

4.11. Adverse Proceedings, Etc. Except for the Chapter 11 Cases, there are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except to the extent such tax, assessment, fee or charge is being actively contested by Holding or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Holdings knows of no proposed Tax assessment against Holdings or any of its Subsidiaries that, if made, would have a Material Adverse Effect, which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13. Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in or, to each of Holdings’ and its Subsidiaries’ knowledge, other rights to use (in the case of Intellectual Property not owned by Holdings or any of its Subsidiaries) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. All such properties and assets are free and clear of Liens except for Permitted Liens and, prior to the Funding Date, any Liens permitted under the Existing Revolving Credit Agreement and the Existing Term Loan Agreement.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with respect to each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles and except to the extent any failure of any such agreement to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

4.14. Environmental Matters. Except as disclosed on Schedule 4.14: (a) neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (b) neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, that would reasonably be expected to have a Material Adverse Effect; (c) there are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (d) neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, in each case, that would reasonably be expected to have a Material Adverse Effect; (e) Holdings and each of its Subsidiaries are in compliance with all Environmental Laws except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (f) no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect. This Section 4.14 is Holdings’ sole and exclusive representation with respect to any environmental, health or safety matters, including any arising under any Environmental Laws or relating to any Hazardous Materials, Environmental Claims or Hazardous Materials Activity.

4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations other than, if the Chapter 11 Cases are filed, as a result of the filing of the Chapter 11 Cases (and any payment default directly related to such filing), and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no material defaults (other than those occurring on the Petition Date as a result of the filing of the Chapter 11 Cases, if the Chapter 11 Cases have commenced (and any payment default directly related to such filing)) currently exist thereunder as of the Closing Date or the Funding Date.

4.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. Neither Holdings nor any of its Subsidiaries owns any Margin Stock.

4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of Holdings and Borrower, threatened involving Holdings or any of its Subsidiaries, and (c) to the knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, Holdings, each of its Subsidiaries and, with respect to a Pension Plan, each of their respective ERISA Affiliates, are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has either received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the knowledge of Holdings and each of its Subsidiaries, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. Except for any liability which is in effect immediately prior to or arises during the Chapter 11 Cases, if the Chapter 11 Cases have commenced, and which is discharged in the Chapter 11 Cases, no material liability to the PBGC (other than required premium payments and required minimum funding contributions), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. Except for any event which arises due to or during the Chapter 11 Cases, if the Chapter 11 Cases have commenced, which is discharged in the Chapter 11 Cases, no ERISA Event has occurred or is reasonably expected to occur. No Multiemployer Plan is in critical or endangered status, as defined in Section 432 of the Internal Revenue Code.

4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to Agents and Lenders.

4.22. Solvency. On the Funding Date (after giving effect to the consummation of the Restructuring, the making of the Term Loan and any rights of contribution, indemnification and reimbursement, each Credit Party is Solvent.

4.23. Related Agreements. Holdings and Borrower have delivered to Administrative Agent and Syndication Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date and the Funding Date and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Closing Date.

4.24. Compliance with Statutes, Etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.25. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains, when taken as a whole with all such representations and warranties at the time made, any untrue statement of a material fact or omits to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein, when taken as a whole with all such representations and warranties at the time made, not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies which are beyond the Borrower’s control, such projections are not a guarantee of financial performance and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

4.26. Reorganization Matters; Secured, Super-Priority Obligations. If the Chapter 11 Cases have commenced, on and after the Petition Date and until the Plan Effective Date:

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice has been given of (x) the motion seeking approval of the Credit Documents and the Interim Approval Order and Final Approval Order, (y) the hearing for the approval of the Interim Approval Order, and (z) promptly after the scheduling thereof, the hearing for the approval of the Final Approval Order.

(b) Pursuant to clause (c)(1) of Section 364 of the Bankruptcy Code, the Interim Approval Order and the Final Approval Order, all Obligations and all other obligations of the Credit Parties under the Credit Documents at all times shall constitute allowed super-priority administrative expense claims in the Chapter 11 Cases having priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise (except as described in the Interim Approval Order or the Final Approval Order, whichever is then in effect), and shall at all times be senior to the rights of Credit Parties, the estates of Credit Parties (subject to the carveout set forth in the Interim Approval Order or the Final Approval Order, whichever is then in effect), and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.

(c) The Interim Approval Order (with respect to the period prior to entry of the Final Approval Order) or the Final Approval Order (with respect to the period on and after entry of the Final Approval Order), as the case may be, and the transactions contemplated hereby and thereby, are in full force and effect and have not been (in a manner that is adverse to the Arranger, the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) vacated, reversed, modified, amended or stayed without the prior written consent of Administrative Agent and Requisite Lenders.

4.27. PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than Unasserted Obligations), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Holdings will deliver to Administrative Agent and Lenders:

(a) Monthly Operating Reports. As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date other than a month that ends on or about the end of a Fiscal Quarter, commencing with the month in which the Closing Date occurs, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first month for which such corresponding figures are available;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the

Fiscal Quarter (or if such Fiscal Quarter is not one of the first three Fiscal Quarters of the Fiscal Year, the next Fiscal Quarter) in which the Closing Date occurs, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.7 of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon any officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto; (ii) that any Person has given any notice to

Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of Holdings or Borrower obtaining knowledge of (i) the institution of any Adverse Proceeding or Environmental Claim not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding or with respect to any Environmental Claim that, in the case of either clause (i) or (ii), if adversely determined would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with, upon the reasonable request of Administrative Agent, such other information as may be reasonably available to Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon any officer of Holdings or Borrower obtaining knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) upon the reasonable request of the Administrative Agent, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its Subsidiaries with the Internal Revenue Service with respect to any Pension Plan; (2) all notices received by Holdings or any of its Subsidiaries from a Multiemployer Plan sponsor concerning an ERISA Event; (3) all notices received by Holdings or any of its Subsidiaries regarding any Multiemployer Plan being in critical or endangered status; and (4) copies of such other documents or governmental reports or filings relating to Pension Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than thirty days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each Fiscal Quarter of such Fiscal Year;

(j) Insurance Report. As soon as practicable (but not more than once per year) and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(k) [Reserved.]

(l) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(m) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer either (i) confirming that there has been no change in the Collateral Questionnaire delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this Section since the date of the Collateral Questionnaire delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this Section or (ii) identifying such changes;

(n) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries; (iv) upon request therefor by the Administrative Agent, if the Chapter 11 Cases have commenced, any pleadings, motions, applications and judicial information filed by or on behalf of Credit Parties with the Bankruptcy Court or provided to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee and (v) if the Chapter 11 Cases have commenced, all proposed orders and pleadings related to this Agreement which shall be in form and substance reasonably satisfactory to Administrative Agent, or related to any Replacement Revolving Credit Facility Document which, to the extent adversely impacting the Administrative Agent or the Lenders, shall be form and substance reasonably satisfactory to the Administrative Agent, any plan of reorganization or liquidation and/or any disclosure statement related to such plan and all documents filed with the Bankruptcy Court or distributed to any Committee; and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

(o) Replacement Revolving Credit Facility. Concurrently with the delivery thereof, Holdings and Borrower shall deliver copies of all reports and other information provided by Holdings or any of its Subsidiaries to the agents and lenders under the Replacement Revolving Credit Facility; and

(p) Certification of Public Information. Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, its Subsidiaries and their securities.

5.2. Existence. Except as otherwise permitted under Section 6.8, (a) if the Chapter 11 Cases have commenced, during the pendency of the Chapter 11 Cases, except as contemplated by the Plan of Reorganization, and (b) at all times thereafter (or if the Chapter 11 Cases have not been filed, at all times), each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, (i) no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders and (ii) no Credit Party shall be required to maintain any license of Intellectual Property if such license expires at the end of its term.

5.3. Payment of Taxes and Claims. At all times after the Funding Date, each Credit Party will, and will cause each of its Subsidiaries to, pay all federal and all other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all federal and all other material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4. Maintenance of Properties. Without limiting the right to Holdings and its Subsidiaries to dispose of assets to the extent not otherwise prohibited hereunder, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of Holdings and its Subsidiaries as currently conducted and from time to time will make or cause to be made all reasonably appropriate repairs, renewals and replacements thereof.

5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which true, complete and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (so long as a representative of the Credit Parties is given a reasonable opportunity to be present for any such communication), all upon reasonable notice and at such reasonable times during normal business hours upon reasonable request (but no more frequently than once a year during any calendar year unless an Event of Default shall have occurred and be continuing).

5.7. Lenders Meetings. Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in (a) a meeting (or, at the election of the Borrower in consultation with Administrative Agent, a conference call) of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) and (b) quarterly conference calls with the Administrative Agent and the Lenders, in each case at such times as may be agreed to by Borrower and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i) promptly upon the occurrence thereof, written notice of (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws (other than those Releases, such as normal wastewater discharges or air emissions, that are routinely reported to Governmental Authorities and permitted pursuant to Environmental Laws in the ordinary course of business) that would reasonably be expected to have a Material Adverse Effect, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which would reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (3) Holdings or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that would cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(ii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity, except where such Hazardous Materials Activity or investigation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(iii) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that would reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations to the extent that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. In the event that any Person becomes a wholly-owned Domestic Subsidiary of Borrower, Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and (following the Funding Date) a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent, including those which are similar to those described in Sections 3.1(b), 3.2(f) and 3.2(g). Following the Funding Date, in the event that any Person becomes a Foreign Subsidiary of Borrower, and the ownership interests of such Foreign

Subsidiary are owned by Borrower or by any Guarantor Subsidiary, Borrower shall, or shall cause such Guarantor Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Guarantor Subsidiary to take, all of the actions referred to in Section 3.2(g)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement, in 65% of the voting ownership interests of such Foreign Subsidiary and 100% of the non-voting ownership interests of such Foreign Subsidiary (other than where pledge of a Foreign Subsidiary’s ownership interests requires consent of a foreign governmental authority that cannot be obtained after exercise of commercially reasonable efforts). With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11. Additional Material Real Estate Assets. At any time after the Funding Date, in the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Sections 3.2(f) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets; provided that, solely with respect to Material Real Estate Assets constituting Leasehold Properties, no Credit Party shall be required to enter into leasehold mortgages unless all requisite lessor consents have been obtained; provided that the Credit Parties shall use commercially reasonable efforts (but shall not be required to provide cash concessions or make consent payments) to obtain such consents. In addition to the foregoing, at any time after the Funding Date, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien (provided that for so long as no Event of Default shall have occurred and is continuing, no more than one appraisal shall be required with respect to any Real Estate Asset in any Fiscal Year).

5.12. Interest Rate Protection. No later than ninety (90) days following the Funding Date and at all times thereafter until the third anniversary of the Funding Date, Borrower shall obtain and cause to be maintained from a counterparty reasonably satisfactory to the Arranger interest rate protection through Interest Rate Agreements reasonably satisfactory to the Administrative Agent against increases in interest rates above levels to be reasonably determined by Borrower in consultation with Arranger with respect to a notional amount of Indebtedness such that not less than 50% of the total Indebtedness for borrowed money of Holdings and its Subsidiaries outstanding on the Funding Date will be either (i) subject to such Interest Rate Agreements or (ii) fixed rate Indebtedness.

5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured at all times on and after the Funding Date by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Equity Interests of Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries and any limitations contained in the Collateral Documents). At all times after the Funding Date, if the Borrower or any other Credit Party shall acquire any motor vehicle, such Credit Party shall (a) file (and pay all applicable filings fees therefor) with the relevant domestic Governmental Authorities responsible for recording Liens on the certificates of title of motor vehicles in each relevant jurisdiction all necessary applications, (b) take all such other steps as are reasonably required and within such Credit Party’s control, in each case to cause the Lien of the Collateral Agent on each such motor vehicle to be recorded on the certificate of title of each such motor vehicle; provided, however, notwithstanding the foregoing, (A) no such filing or payment or other steps shall be required to be completed with respect to any such motor vehicle during the 60-day period (as such period may be extended by Collateral Agent in its sole discretion) following the acquisition of such vehicle by a Credit Party, (B) Borrower shall use commercially reasonable efforts to obtain and deliver or cause to be delivered to Collateral Agent the originals of such certificates of title with the Liens of Collateral Agent recorded thereon within such 60-day period (as such period may be extended by Collateral Agent in its sole discretion) and (C) up to $1,000,000 in aggregate fair market value of motor vehicles owned by the Credit Parties at any time shall be exempt from the foregoing requirements. Nothing in the first two sentences of this Section 5.13 shall be construed to impose on the Credit Parties with respect to recording Liens on the certificates of title of motor vehicles in excess of the obligations imposed by the immediately preceding sentence.

5.14. Miscellaneous Covenants. Unless otherwise consented to by Agents or Requisite Lenders:

(a) Cash Management Systems. (i) On and after the Funding Date, Holdings and its Domestic Subsidiaries shall establish and/or maintain cash management systems reasonably acceptable to the Administrative Agent; provided that the cash management systems in effect on the Closing Date shall be deemed to be reasonably acceptable to the Administrative Agent; and (ii) in all cases (A) the portion of Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds received with respect to any Asset Sale or casualty or condemnation event required to be applied to prepay the Term Loans pursuant to Section 2.14(a) or 2.14(b), as applicable, shall be deposited in a segregated deposit account subject to a control agreement in favor of the Collateral Agent satisfactory to the Administrative Agent and, (B) upon the occurrence and during the continuation of an Event of Default, all proceeds of Term Priority Collateral shall be deposited in such a segregated deposit account.

(b) Syndication Assistance. Until the date that is sixty days following the Closing Date, the Borrower agrees to use commercially reasonable efforts to cooperate with the Administrative Agent and the Arranger in connection with Arranger’s syndication efforts, including, without limitation, (i) participating in the presentation of customary information in one or more meetings, held at reasonable places and reasonable times, with prospective Lenders or agents in connection with the syndication of the Term Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders and participation of such persons in such meetings) and (ii) updating the applicable confidential information memorandum from time to time to include any material changes to the matters discussed therein.

5.15. Bankruptcy-Related Covenants.

(a) If the Chapter 11 Cases have been filed, the Borrower shall ensure that, (A) on or before the tenth (10th) calendar date after the Petition Date, the Bankruptcy Court enters, upon motion in form and substance reasonably satisfactory to the Arranger (the “Approval Motion”), on such prior notice as may be reasonably satisfactory to the Arranger, an interim order, in the form attached hereto as Exhibit O without any modification in any manner that is materially adverse to the rights or interests of any or all of the Administrative Agent and the Lenders (as determined in good faith by the Administrative Agent) (as amended or modified to the extent permitted under this Section 5.15, the “Interim Approval Order”); (B) the Interim Approval Order shall remain in full force and effect and shall not be stayed, reversed or vacated, or, without the prior written consent of the Administrative Agent and the Requisite Lenders, otherwise amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Arranger, Administrative Agent and Lenders (as determined in good faith by the Administrative Agent); and (C) the Bankruptcy Court shall not enter any order (including any order approving any debtor-in-possession financing or cash collateral arrangement) that conflicts with or is inconsistent with any of the provisions of the Interim Approval Order in any material respect.

(b) The Borrower shall ensure that, no later than 3 Business Days after the failure (after giving effect to extensions thereof, if any) of the Borrower to obtain the necessary consent for the Exchange Offer (but in any event not later than 50 days after the Closing Date), Holdings and its Debtor Subsidiaries shall (i) commence the Chapter 11 Cases and (ii) file one or more motions, in form and substance reasonably satisfactory to the Arranger for confirmation of the Plan of Reorganization, approval of the related disclosure statement and solicitation procedures, approval of the Rights Offering and Rights Offering solicitation procedures, approval of other matters relating to confirmation of the Plan of Reorganization and scheduling of a combined confirmation and disclosure statement hearing.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, from and after the Funding Date (and, in the case of Sections 6.5, 6.14, 6.15 and 6.16, from and after the Closing Date) and until termination of the Commitments and payment in full of all Obligations (other than Unasserted Obligations), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Subsidiary to Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and, if owed by a Credit Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d);

(c) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition or Investment), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Investments permitted hereunder or Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(g) guaranties by Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Guarantor Subsidiary of Indebtedness of Borrower or another Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(h) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (plus accrued interest and fees and expenses in connection with such refinancing) or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(i) Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases in an aggregate principal amount not to exceed at any time $2,000,000;

(j) purchase money Indebtedness (or refinancing thereof) of Borrower or its Subsidiaries in an aggregate principal amount not to exceed at any time $7,500,000; provided, any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness (or Indebtedness refinanced with such Indebtedness);

(k) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof (plus accrued interest and fees and expenses in connection with such refinancing) outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(l) from and after the Funding Date, Indebtedness of one of more Credit Parties in respect of the Replacement Revolving Credit Facility in an aggregate principal amount not to exceed at any time $75,000,000, including with respect to letters of credit issued thereunder;

(m) other unsecured Indebtedness of Borrower and its Subsidiaries including Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed at any time $5,000,000;

(n) if the Exchange Offer is consummated, then, after the Funding Date, Indebtedness under the Senior Subordinated Notes in an aggregate principal amount not to exceed the amount set forth on Schedule 6.1(n) (as increased by any increased principal amount of Senior Subordinated Notes that remain outstanding following the Exchange Offer due to Borrower obtaining a Permitted Waiver);

(o) unsecured subordinated Indebtedness of Holdings in an aggregate principal amount not to exceed $25,000,000, which is subordinated pursuant to subordination terms substantially in the form of Exhibit K or otherwise subject to subordination provisions reasonably satisfactory to the Requisite Lenders; provided that (i) all interest on such Indebtedness is paid in kind by adding it to the principal balance thereof, (ii) such Indebtedness shall not mature, and Holdings shall not be required to pay any amount of principal of or interest on or other amount with respect to such Indebtedness, in each cause until at least the sixth anniversary of the Funding Date, (iii) the terms and conditions, taken as a whole, governing such Indebtedness are not materially more restrictive than the terms and conditions set forth in this Agreement, and (iv) such Indebtedness shall not be guaranteed by any Subsidiary of Holdings (and no such Person shall otherwise be liable with respect to such Indebtedness);

(p) Indebtedness consisting of the financing of insurance premiums in customary amounts and in the ordinary course of business;

(q) unsecured Indebtedness of Holdings to Borrower or any Guarantor Subsidiary that would be permitted as a Restricted Junior Payment under Section 6.4;

(r) Indebtedness represented by appeal, bid, performance, surety or similar bonds, workers’ compensation claims and self-insurance obligations, in each case to the extent incurred in the ordinary course of business; and

(s) Indebtedness of any Credit Party under any Interest Rate Agreement required by Section 5.12 or any other Interest Rate Agreement or Currency Agreement; provided that with respect to any such other Interest Rate Agreement or Currency Agreement such obligations are entered by such Credit Party in the ordinary course of business for the purpose of mitigating risks associated with the business of the Credit Parties and not entered into for speculative purposes.

If the Chapter 11 Cases have commenced, from and after the Plan Effective Date, the foregoing exceptions shall not include any Pre-Petition Indebtedness of Domestic Subsidiaries except to the extent provided in the Plan of Reorganization.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes (including assessments) (i) not yet due and payable or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, covenants, conditions, rights-of-way, restrictions, encroachments, and other similar encumbrances or minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) (i) any condemnation or eminent domain proceedings affecting any real property; and ii) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business or consignment of goods;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning building codes or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) (i) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not impairing in any respect the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary; and (ii) the interests of a licensor under licenses of patents, copyrights, trademarks and other intellectual property granted to Holdings or any of its Subsidiaries in the ordinary course of business;

(l) Liens described in Schedule 6.2 (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under Section 6.1(h) in connection with any refinancing of such Indebtedness permitted by such Section so long as such Liens do not extend to additional property not initially described as being subject to such Liens);

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(j) and (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; and Liens arising under capital leases permitted pursuant to Section 6.1(i);

(n) Replacement Revolving Credit Facility Liens; provided that such Liens are subject to the Intercreditor Agreement; and

(o) other Liens on assets with an aggregate fair market value not to exceed $5,000,000 securing Indebtedness in an aggregate amount not to exceed $2,500,000 at any time outstanding.

If the Chapter 11 Cases have commenced, from and after the Plan Effective Date, the foregoing exceptions shall not include any Pre-Petition Liens except to the extent provided in the Plan of Reorganization.

6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness not otherwise prohibited under this Agreement (so long as such restriction applies only to the property encumbered to secure such Indebtedness), (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property, assets or rights subject to such leases, licenses or similar agreements, as the case may be), (c) subject to the Intercreditor Agreement, the Replacement Revolving Credit Facility, and (d) restrictions identified on Schedule 6.3; (e) restrictions pursuant to contractual obligations assumed in connection with permitted Investments, so long as such restrictions apply solely to the assets acquired in the Investment; and (f) restrictions contained in any agreement governing Indebtedness of any Credit Party or its Subsidiaries permitted hereby, so long as such restrictions are no more restrictive in any material respect than those contained in this Agreement or the other Credit Documents and (g) provisions with respect to the creation or assumption of any such Liens (i) in joint venture agreements or (ii) in executed asset sale agreements or stock sale agreements governing dispositions of assets to the extent permitted by Section 6.8 (provided that, for purposes of this clause (g), such Liens may apply only to the assets or property subject to such joint venture or executed asset sale or stock sale agreement or to the assets or property being sold, as the case may be), no Credit Party or any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders (but after giving effect to any preferred Equity Interests); (b) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower may make Restricted Junior Payments to Holdings (i) in an aggregate amount not to exceed $300,000 (or, following a Qualified IPO, $1,500,000) in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses (provided if, as of the last day of any Fiscal Year, the Leverage Ratio (determined for such Fiscal Year by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be less than or equal to 3.00:1.00, Borrower may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to pay general administrative costs and expenses in an aggregate amount not to exceed $500,000 (or, following a Qualified IPO, $1,500,000) in any Fiscal Year (and Holdings may make Restricted Payments to any Parent Holding Company from any Restricted Payment received by it pursuant to this clause (b)(i) to pay general administrative costs and expenses of any Parent Holding Company) and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose (and Holdings may make Restricted Payments to any Parent Holding Company from any Restricted Payment received by it pursuant to this clause (b)(ii) to discharge the consolidated tax liabilities of any Parent Holding Company and its Subsidiaries, in each case so long as such Parent Holding Company applies the amount of any such Restricted Junior Payment for such purpose); (c) Borrower may pay, or make Restricted Junior Payments to Holdings to allow it to pay, amounts to Permitted Holders and their respective Affiliates adequate to reimburse such Persons for (i) the amount of actual and documented expenses incurred in connection with the Management Agreement for the benefit of Holdings or any of its Subsidiaries and (ii) from and after the Funding Date, in equal quarterly installments (except that any management or similar fees paid in 2011 pursuant to this clause (ii) shall solely be paid in the fourth Fiscal Quarter of 2011 (but may be paid in one or more installments in such fourth Fiscal Quarter)), management fees (including for purposes of consulting or financial advisory services) or similar fees to Permitted Holders or their respective Affiliates, in the aggregate not exceeding $1,500,000 per Fiscal Year for such fees (provided if, as of the last day of any Fiscal Year, the Leverage Ratio (determined for such Fiscal Year by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be (x) less than or equal to 3.50:1.00 but greater than 3.00:1.00 during the Fiscal Year immediately succeeding such Fiscal Year, Borrower may pay, or make Restricted Junior Payments to Holdings to allow it to pay, amounts pursuant to this clause (c)(ii) in an aggregate amount not to exceed $2,000,000 during the immediately succeeding Fiscal Year, (y) less than or equal to 3.00:1.00 but greater than 2.50:1.00 during the Fiscal Year immediately succeeding such Fiscal Year, Borrower may pay, or make Restricted Junior Payments to Holdings to allow it to pay, amounts pursuant to this clause (c)(ii) in an aggregate amount not to exceed $3,000,000 during the immediately succeeding Fiscal Year or (z) less than or equal to 2.50:1.00 during the Fiscal Year immediately succeeding such Fiscal Year, Borrower may pay, or make Restricted Junior Payments to Holdings to allow it to pay, amounts pursuant to this clause (c)(ii) in an aggregate amount not to exceed $5,000,000 during the immediately succeeding Fiscal Year); provided that in any event such management or similar fees (but not the amounts under clause (c)(i)) shall be subordinated to the Obligations on terms satisfactory to Administrative Agent, and that upon the occurrence of a Default or an Event of Default and during the continuance thereof, no payment of any management fees or similar distributions to the Permitted Holders or any of their respective Affiliates shall be permitted under this Section 6.4(c), it being understood that nothing in this clause (c) shall prevent the accrual of unpaid management or similar fees; (d) Holdings and its Subsidiaries may repay or prepay or otherwise refinance the Existing Term Indebtedness and the Existing Revolving Credit Facility with the proceeds of the Loans and the Replacement Revolving Credit Facility, and may make distributions and payments contemplated under the applicable Restructuring Documentation (including the payments and conversions of Indebtedness described in Section 3.2(b)), including payments not exceeding $2,000,000 in the aggregate in settlement of Indebtedness under the “Junior Notes” (as defined in the Exchange Offering Memorandum) concurrently with consummation of the Exchange Offer; (e) Borrower may pay Restricted Junior Payments to Holdings to enable Holdings to repurchase, redeem, acquire or retire Equity Interests from any past or present officers, employees and directors of any Credit Party (or their estates, spouses, descendants or former spouses) pursuant to the terms of any management equity, subscription agreement, stock option agreement, shareholders agreement or similar agreement; provided, that the aggregate amount of all cash paid in respect of all such Equity Interests so repurchased redeemed, acquired or retired shall not exceed $3,500,000 in the aggregate; (f) after the Funding Date, Borrower may repay, prepay or purchase (and retire) Indebtedness under the Senior Subordinated Notes in an aggregate principal amount not to exceed the amount set forth on Schedule 6.1(n) (as increased by any increased principal amount of Senior Subordinated Notes that remain outstanding following the Exchange Offer due to Borrower obtaining a Permitted Waiver); and (g) Holdings may make payments in an amount not to exceed $100,000 in connection with the Holdings Merger as such payments are described in the Exchange Offering Memorandum.

6.5. Restrictions on Subsidiary Distributions. Except as provided (i) herein or (ii) if the Chapter 11 Cases have commenced, the Interim Approval Order, the Final Approval Order or the Confirmation Order, or as required by the Bankruptcy Code, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing capital leases permitted by Section 6.1(i) or Indebtedness permitted by Section 6.1(j) or (k) that impose restrictions on the Person or property so acquired, (ii) in the Credit Documents or the Replacement Revolving Credit Facility (and its related credit documents), (iii) contained in financing documentation governing Indebtedness incurred by a Foreign Subsidiary pursuant to Section 6.1(m), so long as they operate only upon the occurrence and during the continuation of an event of default under the documentation governing such foreign financing and only bind such Foreign Subsidiary; (iv) restrictions existing under or by reason of (A) applicable law (including rules, regulations and agreements with regulatory authorities), (B) any agreement in effect at the time a Person first became a Subsidiary of such Credit Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Credit Party and such restrictions are limited to such Subsidiary and its Subsidiaries, or (C) provisions with respect to distributions of assets or property in joint venture agreements, asset sale agreements. Stock sale agreements and other similar agreements not otherwise prohibited hereunder; provided that such encumbrances or restrictions apply only to the assets or property subject to such joint venture, asset sale, stock sale or similar agreement or to the assets or property being sold, as the case may be, (v) encumbrances or restrictions existing under or by reason of Liens permitted under Section 6.2 securing Indebtedness otherwise permitted to be incurred under Section 6.1 that limit the right of the debtor to dispose of the assets that are subject to such Liens, (vi) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (vii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (viii) described on Schedule 6.5.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any wholly-owned Guarantor Subsidiary of Borrower;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction of accounts receivable from financially troubled account debtors and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.1(b) and other Investments in Subsidiaries which are not wholly-owned Guarantors; provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Subsidiaries other than wholly-owned Guarantor Subsidiaries of Borrower shall not exceed at any time an aggregate amount of $1,000,000 at any time outstanding, which amount may be replenished pursuant to the terms of the proviso hereto; provided, however, that to the extent any Credit Party receives a return of capital or a cash dividend or distribution in respect of, or interest on or a cash repayment of the principal of any loan made as, an Investment under this clause (d), the amount of such return of capital, dividend, distribution, interest or principal repayment shall be treated as a return of the original Investment in respect thereof and accordingly shall replenish and be credited to the amount available for Investments under this clause (d).

(e) Consolidated Capital Expenditures with respect to Borrower and the Guarantors permitted by Section 6.7(c);

(f) loans and advances to employees, officers and directors of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(g) Permitted Acquisitions permitted pursuant to Section 6.8;

(h) Investments described in Schedule 6.6;

(i) Hedge Agreements which constitute Investments;

(j) Holdings or any of its Subsidiaries may make Investments in the form of Equity Interests or other obligations received by Holdings or such Subsidiaries in satisfaction of judgments, foreclosure of liens or settlement of debts in favor of Holdings or such Subsidiary from financially troubled trade account debtors (provided that the original debts were incurred in the ordinary course of business);

(k) any securities or assets received or other investments made as a result of the receipt of non-cash consideration from any disposition of assets permitted by Section 6.8;

(l) Investments constituting Holdings Administrative Advances; provided that the aggregate amount thereof in any Fiscal Year does not exceed $300,000 (or, following a Qualified IPO, $1,500,000) (provided if, as of the last day of any Fiscal Year, the Leverage Ratio (determined for such Fiscal Year by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be less than or equal to 3.00:1.00, the aggregate amount thereof in any Fiscal Year shall not exceed $500,000 (or, following a Qualified IPO, $1,500,000);

(m) (i) a one-time Investment consisting of the non-cash contribution of assets into a single Joint Venture (the “Special Joint Venture”) so long as (a) a Credit Party owns and controls at least 50% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Special Joint Venture, (b) Borrower’s Consolidated Net Income for the most recent four Fiscal Quarter period (determined in accordance with GAAP) attributable to such assets is negative and (c) the book value of such assets does not exceed $100,000 and (ii) Investments in the Special Joint Venture of cash in an aggregate amount not to exceed (a) $2,000,000 during the year following the date on which the Special Joint Venture is formed, (b) $1,500,000 during the second year following the date on which the Special Joint Venture is formed, (c) $750,000 during the third year following the date on which the Special Joint Venture is formed and (d) $500,000 during the fourth year following the date on which the Special Joint Venture is formed; provided that no such Investment shall be made if an Event of Default shall have occurred and be continuing or shall be caused thereby;

(n) other Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding during the term of this Agreement, which amount may be replenished pursuant to the terms of the proviso hereto, plus the amount of any Permitted Additional Equity; provided that no such Investments shall be made if an Event of Default shall have occurred and be continuing or shall be caused thereby; provided, however, that to the extent any Credit Party receives a return of capital of a cash dividend or distribution in respect of, or interest on or a cash repayment of the principal of any loan made as, an Investment under this clause (n), the amount of such dividend, distribution or principal repayment shall be treated as a return of the original Investment in respect thereof and accordingly shall replenish and be credited to the amount for Investments under this clause (n).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.6 (other than Section 6.6(g)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investment is consummated in reliance on Section 6.6(g).

6.7. Financial Covenants.

(a) Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter indicated in the table below, beginning with the first complete Fiscal Quarter ending after the Funding Date that is indicated in the table below, to be less than the correlative ratio indicated:

Fiscal Quarter Ending Nearest to Date Below	Interest Coverage Ratio
June 30, 2011	2.000:1.00
September 30, 2011	2.000:1.00
December 31, 2011	2.000:1.00
March 31, 2012	2.000:1.00
June 30, 2012	2.250:1.00
September 30, 2012	2.250:1.00

Fiscal Quarter Ending Nearest to Date Below	Interest Coverage Ratio
December 31, 2012	2.375:1.00
March 31, 2013	2.500:1.00
June 30, 2013	2.750:1.00
September 30, 2013	2.750:1.00
December 31, 2013	2.875:1.00
March 31, 2014	2.875:1.00
June 30, 2014	2.875:1.00
September 30, 2014	3.000:1.00
December 31, 2014	3.250:1.00
March 31, 2015	3.500:1.00
June 30, 2015	3.500:1.00
September 30, 2015	3.500:1.00
December 31, 2015	3.500:1.00
March 31, 2016	3.500:1.00

(b) Leverage Ratio. Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter indicated in the table below, beginning with the first complete Fiscal Quarter ending after the Funding Date that is indicated in the table below, to exceed the correlative ratio indicated:

Fiscal Quarter Ending Nearest to Date Below	Leverage Ratio
June 30, 2011	4.875:1.00
September 30, 2011	4.875:1.00
December 31, 2011	4.875:1.00
March 31, 2012	4.500:1.00
June 30, 2012	4.250:1.00
September 30, 2012	4.000:1.00
December 31, 2012	4.000:1.00
March 31, 2013	3.625:1.00
June 30, 2013	3.375:1.00
September 30, 2013	3.125:1.00
December 31, 2013	3.125:1.00
March 31, 2014	3.125:1.00
June 30, 2014	3.000:1.00
September 30, 2014	2.750:1.00
December 31, 2014	2.625:1.00
March 31, 2015	2.500:1.00
June 30, 2015	2.500:1.00

Fiscal Quarter Ending Nearest to Date Below	Leverage Ratio
September 30, 2015	2.500:1.00
December 31, 2015	2.500:1.00
March 31, 2016	2.500:1.00

(c) Maximum Consolidated Capital Expenditures. Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (excluding normal replacements and maintenance that are properly charged to current operations), in any Fiscal Year indicated below, in an aggregate amount for Borrower and its Subsidiaries in excess of the corresponding amount set forth below (as adjusted in accordance with the following proviso) opposite such Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
2011	$11,000,000
2012 and each Fiscal Year thereafter	$9,000,000

The amount set forth above for each Fiscal Year is the “Base Amount”. The Base Amount for any Fiscal Year shall be increased by an amount equal to (i) 50% of the excess, if any, of the Base Amount for the immediately preceding Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures of the type limited by this Section 6.7(c) for such previous Fiscal Year (the “Carry Forward Amount”) and (ii) any amounts allowed to be made or incurred for Consolidated Capital Expenditures in the immediately subsequent Fiscal Year (as set forth below), if any (but in no event more than $1,000,000) (the “Carry Back Amount”); provided that any amounts so made or incurred in such Fiscal Year in reliance on this clause (ii) shall result in a corresponding reduction (on a dollar-for-dollar basis) in the Base Amount of Consolidated Capital Expenditures allowed to be made or incurred in such immediately subsequent Fiscal Year. Consolidated Capital Expenditures as permitted above shall be deemed to reduce first, any Carry Back Amount (if any); second, the amount set forth in the chart above; and third, any Carry Forward Amount.

(d) Certain Calculations. With respect to any period during which the funding of the Loans occurs or a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated Adjusted EBITDA and (solely for purposes of clause (ii) of the definition of Interest Coverage Ratio) the components of Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith (or substantially concurrent therewith), had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Subject Transaction at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease (as lessor) or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary or a Person becoming a Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b) conveyances, assignments, sales, transfers, exchanges, disposals, leases or licenses of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (i) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made during the term of this Agreement, are less than $10,000,000; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by Borrower), (2) no less than 75% of such consideration shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as (and to the extent) required by Section 2.14(a) and/or as and to the extent required under the Replacement Revolving Credit Facility;

(d) transactions contemplated by the applicable Restructuring Documentation;

(e) conveyances, assignments, sales, transfers, exchanges or disposals of obsolete, worn out, damaged or surplus property;

(f) after the Funding Date, Permitted Acquisitions, the Acquisition Consideration for which shall be funded with Permitted Acquisition Consideration;

(g) Investments made in accordance with Section 6.6 (other than Section 6.6(g));

(h) any condemnation or eminent domain proceedings affecting any real property;

(i) (i) licensing and leasing arrangements in effect on the Closing Date and set forth in Schedule 6.8, and (ii) licenses to third parties of Intellectual Property developed or acquired by Holdings and its Subsidiaries, which Intellectual Property are used or useful in connection with products that are not utilized or produced in any material respect in the commercial operations of the Borrower and its Subsidiaries;

(j) conveyances, assignments, sales, transfers, exchanges or disposals of overdue accounts receivable in the ordinary course of business and consistent with past practices of the Borrower;

(k) Non-Core Dispositions and Retail Facilities Dispositions; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by Borrower), and (2) no less than 75% of such consideration shall be paid in Cash;

(l) Liens permitted by Section 6.2; and

(m) Holdings may engage in the Parent Holding Company Formation Transaction and the Holdings Merger.

6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8 or an Investment in a Joint Venture in compliance with the provisions of Section 6.6(m) or (n), no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party or Subsidiary to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease, in each case except for any such leases that have been consummated for fair value as determined in good faith by Borrower or such Subsidiary and where the fair market value of the aggregate of all such property sold or transferred (when taken together with all such transactions) shall not exceed $2,500,000.

6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among Holdings (subject to the restrictions contained in Section 6.13), Borrower and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.11; (e) transactions contemplated by the applicable Restructuring Documentation, the Parent Holding Company Formation Transaction and the Holdings Merger; (f) Restricted Junior Payments permitted pursuant to Sections 6.4(c) and (e); (g) the performance of Holding’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business; (h) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business; (i) the Management Agreement; provided that payment of management fees thereunder shall be subject to the provisions of Section 6.4; and (j) transactions solely between Foreign Subsidiaries.

6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses, and businesses ancillary or incidental to the foregoing and (ii) in the case of any Subsidiary or unit or division of any Subsidiary acquired pursuant to a Permitted Acquisition or an Investment permitted by Section 6.6(m) or Section 6.6(n), any other lines of business that, in the good faith judgment of the Borrower, are complementary or ancillary to the business described in clause (i) above.

6.13. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Credit Documents or Indebtedness permitted under Section 6.1(o) and, in each case, the credit documents related thereto (other than nonconsensual obligations imposed by operation of law); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, prior to the Funding Date, the Existing Term Loan Agreement and the Existing Revolving Credit Agreement and, on and after the Funding Date, this Agreement, the Credit Documents, the Replacement Revolving Credit Facility and the credit documents related thereto; (iii) performing its obligations and activities incidental to the consummation of the transactions contemplated by the applicable Restructuring Documentation, (iv) making Restricted Junior Payments and Investments to the extent permitted by this Agreement, (v) incurring and holding any Indebtedness permitted pursuant to Section 6.1(c), (h), (l), (o) or (q), (vi) participating in tax, accounting and administrative activities as part of the consolidated group of Borrower, (vii) issuing and selling Equity Interests, and repurchasing such interests, to the extent neither the issuance thereof nor the investment therein is otherwise prohibited by the terms of this Agreement, and receiving equity contributions in respect thereof (and subsequently contributing such equity contributions to Borrower), and (viii) engaging in the Parent Holding Company Formation Transaction, if it elects to do so, and the Holdings Merger; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person other than pursuant to the Parent Holding Company Formation Transaction and the Holdings Merger; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries (except for any sale of Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8); (f) create or acquire any direct Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements and Other Documents. Except as set forth in Section 6.15 or otherwise pursuant to the Plan of Reorganization, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents that would adversely affect in any material respect the Lenders or their rights in the good faith judgment of Administrative Agent or the Requisite Lenders after the Closing Date without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver, (b) agree to any amendment, restatement, supplement or other modification to, or waiver of, any Replacement Revolving Credit Facility Document to the extent prohibited by the Intercreditor Agreement or make any payment consistent with any such amendment, restatement, supplement or other modification or (c) agree to any amendment, restatement, supplement or other modification to, or waiver of, the Interim Approval Order, the Final Approval Order, the Plan of Reorganization, the Confirmation Order or the Exchange Offer Documentation that would adversely affect in any material respect the Lenders or their rights after the Closing Date (as determined in good faith by the Administrative Agent) without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.15. Amendments or Waivers with respect to Certain Indebtedness. Except pursuant to the applicable Restructuring Documentation and as permitted by the Intercreditor Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Senior Subordinated Notes, the Existing Term Loan Agreement or Existing Revolving Credit Agreement or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Senior Subordinated Notes, Existing Term Loan Agreement or Existing Revolving Credit Agreement, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of the Senior Subordinated Notes, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Subordinated Notes, Existing Term Loan Agreement or Existing Revolving Credit Agreement (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from the Saturday closest to December 31.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) subject to the Intercreditor Agreement, Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of

Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. To the fullest extent permitted by applicable law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands (except as provided in Section 7.3 hereof), presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than the defense of payment in full in cash of the Guaranteed Obligations).

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than Unasserted Obligations) shall have been paid in full in cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than Unasserted Obligations) shall have been paid in full in cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally paid in full in cash, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than Unasserted Obligations) shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations (other than Unasserted Obligations) remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding (other than the Chapter 11 Cases) of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three days after the date due; or

(b) Default in Other Agreements. (i) Except in accordance with the Plan or Reorganization and in connection with the Chapter 11 Cases, if the Chapter 11 Cases have commenced, failure of any Credit Party or any of their respective Subsidiaries to pay when due (or, in the case of the Replacement Revolving Credit Facility, within 3 days after the due date thereof) any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual or an aggregate principal amount (or Net Mark-to-Market Exposure) of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) except in accordance with the Plan or Reorganization and in connection with the Chapter 11 Cases, if the Chapter 11 Cases have commenced, breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if as a result of such breach or default the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) cause, or are permitted to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (provided that, if such other breach or default described in this clause (ii) is a non-payment default or non-payment breach under the Replacement Revolving Credit Facility Documents that shall not have resulted in the Indebtedness under the Replacement Revolving Credit Facility Documents being accelerated, such other breach or default shall have continued for 3 days after the end of the cure or grace period specified in the Replacement Revolving Credit Facility Documents as being applicable to such breach or default before being deemed an Event of Default under this clause (ii)); or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and 5.1(f), Section 5.2, Section 5.14, 5.15 or Section 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. Other than in connection with the Chapter 11 Cases, if the Chapter 11 Cases have commenced, (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Other than in connection with the Chapter 11 Cases, if the Chapter 11 Cases have commenced, (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. (i) At any time after the Plan Effective Date, if the Chapter 11 Cases have commenced, or (ii) otherwise at any time, any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate with more than one case at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Other than in connection with the Chapter 11 Cases, any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. At any time after the Funding Date, there shall occur one or more ERISA Events which individually or in the aggregate would reasonably be expected to result in an obligation of Holdings or any of its Subsidiaries in excess of $5,000,000 or a Lien on the assets of Holdings or any of its Subsidiaries; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral (other than any immaterial item of Collateral) purported to be covered by the Collateral Documents to the extent required by the relevant Collateral Documents and with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m) The Chapter 11 Cases. If the Chapter 11 Cases have been filed, then prior to the Plan Effective Date:

(i) entry of an order or filing of a motion by any Credit Party, or any Credit Party supporting the entry of an order or filing of a motion, (A) authorizing, approving, granting or seeking additional Post-Petition financing under Section 364(c) or (d) of the Bankruptcy Code other than Indebtedness permitted under this Agreement or as provided in the Interim Approval Order and/or Final Approval Order, (B) entry of an order dismissing, or any Credit Party seeking the dismissal of, any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a Chapter 7 case, (C) appointing a Chapter 11 trustee or an examiner in any of the Chapter 11 Cases having enlarged powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code), (D) granting any other super-priority Claim senior to or pari passu with the super-priority Claims of Administrative Agent and Lenders (except for those superpriority claims described in the Interim Approval Order or the Final Approval Order, whichever is then in effect, as claims permitted to be pari passu or senior) with respect to the Indebtedness owed thereunder, (E) authorizing or approving any other action materially adverse to the Secured Parties or their rights and remedies under the Credit Documents or under the Interim Approval Order or the Final Approval Order, whichever is then in effect, or their interest in any material portion of the Collateral, or (F) granting relief from the automatic stay to permit any secured creditor (other than the Secured Parties) to enforce or otherwise take action with respect to any material Collateral; or

(ii) the commencement of any action, suit or proceeding before any Governmental Authority against any of the Secured Parties (solely in their capacities as such under the Credit Documents) by or on behalf of any Credit Party or any of its Affiliates, officers or employees; or

(iii) once entered by the Bankruptcy Court, the Interim Approval Order (prior to entry of the Final Approval Order) shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Arranger, the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed or vacated, in the case of any modification or amendment that is adverse to the Lenders (as determined in good faith by the Administrative Agent), without the prior written consent of Administrative Agent and Requisite Lenders; or

(iv) the Final Approval Order shall not have been entered by the Bankruptcy Court on or before the date that is 45 days after the entry of the Interim Approval Order; or

(v) once entered by the Bankruptcy Court, the Final Approval Order shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Arranger, the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed or vacated, in the case of any modification or amendment that is adverse to the Lenders (as determined in good faith by the Administrative Agent), without the prior written consent of Administrative Agent and Requisite Lenders; or

(vi) after entry thereof, the Confirmation Order shall cease to be in full force and effect or shall have been (in a manner that is adverse to the Arranger, the Administrative Agent or the Lenders as determined in good faith by the Administrative Agent) reversed, modified, amended, stayed, vacated or made subject to stay pending appeal, in the case of any modification or amendment that is adverse to the Lenders (as determined in the good faith judgment of Administrative Agent and Requisite Lenders), without the prior written consent of Administrative Agent and Requisite Lenders; or

(vii) breach by any Credit Party of any provisions of the Interim Approval Order or the Final Approval Order, which breach is material as determined in good faith by the Administrative Agent, or the Confirmation Order, in each case upon or after entry of the relevant order by the Bankruptcy Court; or

(viii) there shall arise any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code having a priority senior to or pari passu with the Obligations, except as expressly provided herein or in the Interim Approval Order or the Final Approval Order (including but not limited to the carve-out set forth therein), whichever is then in effect; or

(ix) (x) the Restructuring Support Agreement shall be terminated by any party thereto or shall otherwise cease to be in full force and effect, or shall have been amended, supplemented or otherwise modified in any manner that in the good faith judgment of Administrative Agent and Requisite Lenders materially and adversely affects the interests, rights or remedies of any or all of the Agents, the Arranger and the Lenders, or (y) any party to the Restructuring Support Agreement shall have breached the Restructuring Support Agreement in any manner that in the good faith judgment of Administrative Agent and Requisite Lenders materially and adversely affects the interests, rights or remedies of any or all of the Agents, the Arranger and the Lenders; or

(x) (x) the Backstop Agreement shall be terminated by any party thereto or shall otherwise cease to be in full force and effect, or shall have been amended, supplemented or otherwise modified in any manner that in the good faith judgment of Administrative Agent and Requisite Lenders materially and adversely affects the interests, rights or remedies of any or all of the Agents, the Arranger and the Lenders, or (y) any party to the Backstop Agreement shall have breached the Backstop Agreement in any manner that in the good faith judgment of Administrative Agent and Requisite Lenders materially and adversely affects the interests, rights or remedies of any or all of the Agents, the Arranger and the Lenders;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f), 8.1(g) or 8.1(m), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Term Loan Commitments, if any, shall immediately terminate, (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

8.2. Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.7, any Permitted Additional Equity contribution made to the Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, there will be a period of at least two consecutive Fiscal Quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made, (b) no more than two Specified Equity Contributions will be made in the aggregate (plus the Permitted Additional Equity Contribution contemplated in Section 3.2(r)), (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower to be in compliance with the financial covenants, (d) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated Adjusted EBITDA), and (e) the proceeds of all Specified Equity Contributions will be applied to prepay the Term Loans in accordance with Section 2.14(f). For the avoidance of doubt, to the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for the sole purpose of calculating any financial covenant set forth in Section 6.7 as at the end of the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

SECTION 9. AGENTS

9.1. Appointment of Agents. Goldman Sachs is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Goldman Sachs to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. Goldman Sachs is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, Goldman Sachs, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Section 9. Each of Syndication Agent and any Agent described in clause (d) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Funding Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date and the Funding Date. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Pledge and Security Agreement and the exercise of any right or remedy by the Collateral Agent thereunder or under any other Collateral Document are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement (on the one hand) and this Agreement or any Collateral Documents (on the other hand), the terms of the Intercreditor Agreement shall govern and control.

(c) Each Lender acknowledges that affiliates of the Credit Parties, including the Permitted Holders or entities controlled by the Permitted Holders, are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from Lenders from time to time, subject to the restrictions set forth in this Agreement.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent (i) in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents and (ii) if the Chapter 11 Cases have commenced, in connection with (A) the obtaining of approval of the Credit Documents by the Bankruptcy Court and (B) the preparation and review of pleadings, documents and reports related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent, Collateral Agent and Lender. (a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to

Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Goldman Sachs or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this

Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral, the Intercreditor Agreement and the other Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) subordinate the Collateral Agent’s Liens on the Replacement Revolving Priority Collateral to the Replacement Revolving Credit Facility Agent’s Liens on the Replacement Revolving Priority Collateral in connection with the Replacement Revolving Credit Facility and pursuant to the Intercreditor Agreement, or (iii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Each Secured Party understands, acknowledges and agrees that arrangements will be put in place whereby the Replacement Revolving Priority Collateral may be sold pursuant to the Replacement Revolving Credit Facility Documents, which arrangements shall be subject to the terms and conditions of the Intercreditor Agreement. The terms of the Intercreditor Agreement will provide that, if there is a conflict between the terms of the Intercreditor Agreement and any of the Credit Documents, the provisions of the Intercreditor Agreement shall govern and control. Each Secured Party authorizes and instructs Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement on behalf of the Secured Parties in accordance with this Agreement and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the Intercreditor Agreement.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(i) of this Agreement and Section 9.2 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than Unasserted Obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent or Administrative Agent , shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.3 or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided, further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable and documented out-of-pocket costs and expenses of Agents and Arranger incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable out-of-pocket costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of one outside counsel to Agents and Arranger and, if reasonably necessary, one specialty counsel and one local counsel in each applicable jurisdiction (provided, that no such limitation shall apply if counsel to the Agents and Arranger determines in good faith that there is a conflict of interest that requires separate representation) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual and reasonable costs and expenses of creating, perfecting, recording, maintaining and preserving Liens (in the United States) in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all reasonable and documented actual out-of-pocket costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual out-of-pocket costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) of Collateral Agent in connection with the custody or preservation of any of the Collateral; (g) all other reasonable and documented out-of-pocket costs and expenses incurred by each Agent and Arranger in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto, and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including costs of settlement and reasonable attorneys’ fees of one outside counsel to Agents and one outside counsel to Lenders, taken as a whole, and, if reasonably necessary, one specialty counsel and one local counsel to Agents in each applicable jurisdiction and one specialty counsel and one local counsel to Lenders (chosen by the Requisite Lenders), taken as a whole, in each applicable jurisdiction incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (x) the gross negligence, bad faith or willful misconduct of any Indemnitee or its Affiliates, directors, officers or employees (any such person, a “related person”) in performing their respective services hereunder, (y) the material breach in bad faith by any Indemnitee or any related person of its obligations hereunder or (z) any dispute solely among Indemnitees except, subject to the limitations set forth in clauses (x) and (y) above, to the extent such disputes arise against an Indemnitee in its capacity, or in fulfilling its role as, an administrative agent or arranger (or against any other indemnified person acting in its capacity as affiliate, officer, director or employee for such administrative agent or arranger acting in such capacity or role), or any similar role hereunder. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender, Agent, Arranger nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Lender, Agent, Arranger or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, Arranger or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s, Arranger’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default on or after the Funding Date, each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived (provided that such Lender shall endeavor to provide, to the extent permitted by law, prompt notice to the Borrower, it being understood and agreed that no Lender shall have any liability to Borrower for any failure to provide any such notice), to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) amend Section 2.15;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan;

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments or the Term Loans are included on the Closing Date;

(ix) (A) release all or a material portion of the Collateral or all or a material portion of the Guarantors from the Guaranty or (B) subordinate the Lien granted to the Collateral Agent for the benefit of the Secured Parties, in each case except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (iii), (vii), (viii), (ix) and (x).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document (other than the Intercreditor Agreement)) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or

(ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Limitation on Rights of Lenders who are Permitted Holders or Affiliates of Permitted Holders. Neither any Permitted Holder nor any affiliate of any Permitted Holder shall have any right in its capacity as a Lender to (i) consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (ii) require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (iii) otherwise vote on any matter related to this Agreement or any other Credit Document, (iv) attend any “Lender only” meeting with any Agent or Lender or receive any “Lender only” information from any Agent or Lender, (v) make or bring any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, or (vi) purchase Loans at any time while they or any of their respective directors or officers is aware of any material non-public information with respect to the business of Holdings, the Borrower or any of their Subsidiaries at the time of such purchase, provided, however, that no amendment, modification or waiver shall deprive any Permitted Holder or any affiliate of any Permitted Holder, in its capacity as a Lender, of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder. Upon the commencement of and during the pendency of any bankruptcy case or other insolvency proceeding of which any Credit Party is the subject, each Permitted Holder and each Affiliate thereof (i) shall, solely in its capacity as a Lender, be deemed to have granted the Administrative Agent an irrevocable power of attorney entitling the Administrative Agent to exercise any voting or consent rights of such Permitted Holder or Affiliate under the Bankruptcy Code or other insolvency law) in the manner directed by the Requisite Lenders with respect to any matter requiring the vote or consent of the Lenders and arising during the pendency of any such bankruptcy case or other insolvency proceeding (including, without limitation, any right to vote to accept or reject any plan of reorganization or other restructuring plan filed in any such bankruptcy case or other insolvency proceeding, and any right to consent to any sale of Collateral pursuant to Section 363 of the Bankruptcy Code), and such power of attorney shall be coupled with an interest, and (ii) shall execute and deliver such instruments and documents, and shall take such action, as may be reasonably requested by the Administrative Agent from time to time, to memorialize or effectuate such power of attorney or the exercise of such Permitted Holder’s or Affiliate’s voting or consent rights accordance with clause (i) of this sentence.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters (as described in Section 2.20) and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations:

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Administrative Agent and with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof); provided, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loans of the assigning Lender); provided, further, that Borrower’s consent to such assignments shall not be required during the continuance of an Event of Default.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and recordation fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii) Subject to clause (b) of the proviso to the definition of “Eligible Assignee”, Affiliates of Holdings (in such capacity, the “Offeror”) may make one or more offers to all Lenders to purchase all or any portion of the Term Loans of Lenders, in each case, subject to, and solely to the extent permitted in accordance with, the terms, conditions, limitations and procedures set forth in Exhibit N hereto (and any such repurchase shall occur pursuant to the form of Purchaser Assignment and Acceptance attached as Annex C to Exhibit N); provided, however, that nothing in this Section 10.6(d) shall be construed to prohibit Permitted Holders from consummating assignments of the Loans other than by making offers to all Lenders.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); (iv) it will not provide any information obtained by it in its capacity as a Lender to a Permitted Holder or any affiliate of a Permitted Holder; and (v) if such Lender is a Permitted Holder or an affiliate of a Permitted Holder, neither such Lender nor any of its officers is aware of any material non-public information with respect to the business of Holdings, the Borrower or any of their respective.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date”, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (and stated interest thereon) (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B)

consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. TO THE EXTENT NOT GOVERNED BY THE PROVISIONS OF THE BANKRUPTCY CODE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. (A) AT ALL TIMES ON OR AFTER THE PETITION DATE BUT PRIOR TO THE PLAN EFFECTIVE DATE, IF THE CHAPTER 11 CASES HAVE COMMENCED, ALL

PARTIES HERETO SUBMIT EXCLUSIVELY TO THE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE OR DOES NOT EXERCISE JURISDICTION, THEN IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK AND (B) OTHERWISE AT ALL TIMES, ALL PARTIES HERETO SUBMIT EXCLUSIVELY TO THE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. SUBJECT TO THE IMMEDIATELY PRECEDING SENTENCE AND CLAUSE (5) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK PURSUANT TO AND IN ACCORDANCE WITH THE IMMEDIATELY SUCCEEDING SENTENCE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN THE BANKRUPTCY COURT, IF THE CHAPTER 11 CASES HAVE COMMENCED, OR ANY OTHER COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (5) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS

LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent, and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. With the exception of those terms contained in the Engagement Letter, which by the terms of the Engagement Letter remain in full force and effect (such terms the “Surviving Terms”) all of Goldman Sachs’ and its Affiliates obligations under the Engagement Letter shall terminate and be superseded by the Credit Documents and Goldman Sachs and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise. Borrower, as debtor-in-possession, if the Chapter 11 Cases have commenced, hereby assumes all obligations of Keystone Automotive Operations, Inc. under the Engagement Letter with respect to the Surviving Terms.

10.21. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the

Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24. Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Credit Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Credit Document shall be binding upon each Credit Party, the estate of each Credit Party, and any trustee, other estate representative or any successor in interest of any Credit Party in any Chapter 11 Case, if the Chapter 11 Cases have commenced, or any other case commenced under Chapter 11 of the Bankruptcy Code or any subsequent case commenced under Chapter 7 of the Bankruptcy Code. This Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the successors of the Agents and the Lenders and their respective assigns, transferees and endorsees. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Credit Documents without the prior express written consent of the Agents and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of the Agents and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, the Agents and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Credit Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KEYSTONE AUTOMOTIVE OPERATIONS, INC., as Borrower

By:	/s/ Edward Orzetti
Name: Edward Orzetti
Title: Chief Executive Officer and President

KEYSTONE AUTOMOTIVE HOLDINGS, INC.
A&A AUTO PARTS STORES, INC.
AMERICAN SPECIALTY EQUIPMENT CORP.
ARROW SPEED ACQUISITION LLC
DRIVERFX.COM, INC.
KAO MANAGEMENT SERVICES, LLC
KEY COMP, INC.
KEYSTONE AUTOMOTIVE DISTRIBUTORS COMPANY, LLC
KEYSTONE AUTOMOTIVE OPERATIONS MIDWEST, INC.
KEYSTONE AUTOMOTIVE OPERATIONS OF CANADA, INC.
KEYSTONE AUTOMOTIVE WAREHOUSE, INC., each as a Guarantor

By:	/s/ Edward Orzetti
Name: Edward Orzetti
Title: Chief Executive Officer and President

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent, Collateral Agent, Syndication Agent and a Lender

By:	/s/ Alexis Maged
Authorized Signatory

Highbridge Principal Strategies – Senior Loan Fund II, L.P.

By: Highbridge Principal Strategies, LLC
Its: Investment Manager, as a Lender

By:	/s/ Kevin Griffin
Name: Kevin Griffin
Title: Managing Director

Highbridge Senior Loan Holdings, L.P.

By: Highbridge Principal Strategies, LLC
Its: Investment Manager, as a Lender

By:	/s/ Kevin Griffin
Name: Kevin Griffin
Title: Managing Director